Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
Dated as of November 4, 2009
Among
JDA SOFTWARE GROUP, INC.,
ALPHA ACQUISITION CORP.
And
I2 TECHNOLOGIES, INC.

i

(continued)

(continued)

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Exhibit A	-	Company Voting Agreements

Exhibit B	-	Parent Voting Agreements

Exhibit C	-	Certificate of Incorporation of the Company

Schedule A	-	Signatories to Company Voting Agreements

Schedule B	-	Signatories to Parent Voting Agreements

5

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2009 (this “Agreement”), is among JDA Software Group, Inc., a Delaware corporation (“Parent”), Alpha Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and i2 Technologies, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.13.
RECITALS:
Parent has approved, and the respective Boards of Directors of the Company and Merger Sub have adopted, approved and declared advisable, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement.
The Board of Directors of the Company has approved, and concurrently with the execution of this Agreement and as a condition to and inducement of Parent’s willingness to enter into this Agreement, the executive officers, directors and stockholders of the Company set forth on Schedule A are entering into, voting undertakings in substantially the forms attached as Exhibit A (each, a “Company Voting Agreement”), subject to the terms and conditions thereof.
The Board of Directors of Parent has approved, and concurrently with the execution of this Agreement and as a condition to and inducement of the Company’s willingness to enter into this Agreement, the executive officers and directors of Parent set forth on Schedule A are entering into, voting undertakings in substantially the forms attached as Exhibit B (each, a “Parent Voting Agreement”), subject to the terms and conditions thereof.
Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I.
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).
     Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central Time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI

(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will be held at the offices of DLA Piper llp (us), 2525 East Camelback Road, Suite 1000, Phoenix, Arizona 85016, unless another place is agreed to in writing by the parties hereto.
     Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.
          (a) At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as set forth on Exhibit C.
          (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
     Section 1.6 Directors of the Surviving Corporation. Parent and the Company shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 1.7 Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II.
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS
     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.00025 per share, of the Company (“Company Common Stock”), any shares of Series B 2.5% Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series B Preferred Stock”) or any shares of capital stock of Merger Sub:
          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock or Series B Preferred Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock and Series B Preferred Stock owned by Parent or Merger Sub (in each case, other than shares held on behalf of third parties), shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock and Series B Preferred Stock owned by any Subsidiary of the Company shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Company Common Stock.
          (i) Subject to Section 2.1(c)(ii) and Section 2.1(c)(iii) below, each share of Company Common Stock issued and outstanding as of the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(b)), shall be converted into the right to receive:
               (A) that fraction of a validly issued, fully paid and non-assessable share of Parent Common Stock equal to 0.5797 (the “Base Exchange Ratio”), which fraction of a share has a value equal to $12.00 based on the closing price per share of the Parent Common Stock on the NASDAQ Stock Market on the date hereof; and
               (B) $6.00 in cash, without interest (the “Base Common Stock Cash Consideration”).
The combined value of the Base Common Stock Cash Consideration and such fraction of a share of Parent Common Stock at the Base Exchange Ratio (based on the closing price per share of the Parent Common Stock on the NASDAQ Stock Market on the date hereof) is equal to $18.00.
          (ii) Notwithstanding Section 2.1(c)(i) above, if the Financing Election is duly made in accordance with Section 5.15, then the Base Exchange Ratio shall be decreased as provided in Section 5.15, and each share of Company Common Stock issued and outstanding as of the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(b)), shall instead be converted into the right to receive:
               (A) that fraction of a validly issued, fully paid and non-assessable share of Parent Common Stock equal to 0.2562 (the “Adjusted Exchange Ratio”), which fraction of a share has a value equal to $5.30 based on the closing price per share of the Parent Common Stock on the NASDAQ Stock Market on the date hereof; and
               (B) $12.70 in cash, without interest (the “Adjusted Common Stock Cash Consideration”).
The parties acknowledge that, notwithstanding the foregoing adjustments, the combined value of the Adjusted Common Stock Cash Consideration and a fraction of a share of Parent Common Stock at the Adjusted Exchange Ratio (based on the closing price per share of the Parent Common Stock on the NASDAQ Stock Market on the date hereof) will be equal to $18.00.
If the Financing Election is duly made in accordance with Section 5.15 below, and thereafter, as a result of increases in the market price of the Parent Common Stock or exercises of Company Options following such election, the aggregate number of shares of Parent Common Stock to be issued in the Merger pursuant to this Section 2.1(c)(ii), Section 2.3, and Section 2.4 (including the additional shares, if any, of Parent Common Stock issuable in respect of additional shares of Company Common Stock issued upon exercise of Company Options and Company Warrants prior to the Effective Time), would exceed 19.9% (as calculated under the rules of the NASDAQ Stock Market) of Parent’s issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (19.9% of such issued and outstanding shares rounded down to the nearest whole share, the “Maximum Share Number”), then (1) the Adjusted Exchange Ratio shall be further reduced (the amount of such reduction, the “Exchange Ratio Reduction Number”) to the minimum extent necessary such that the aggregate number of shares of Parent Common Stock issuable in the Merger pursuant to this Section 2.1(c)(ii), Section 2.3, and Section 2.4 (including the additional shares, if any, of Parent Common Stock issuable in respect of additional shares of Company Common Stock issued upon exercise of Company Options and Company Warrants prior to the Effective Time), equals the Maximum Share Number, and (2) the Adjusted Common Stock Cash Consideration shall be further increased by an amount in cash equal to the Exchange Ratio Reduction Number multiplied by the Parent Common Stock Market Price; provided, that in no event will the such cash adjustment exceed $10,000,000 in the aggregate.
          (iii) For purposes of this Agreement, (A) the Base Exchange Ratio and the Adjusted Exchange Ratio are, as applicable, referred to herein as the “Exchange Ratio,” (B) the fraction of a validly issued, fully paid and non-assessable share of Parent Common Stock equal to the Exchange Ratio is referred to herein as the “Common Stock Share Consideration”; (C) the Base Common Stock Cash Consideration and the Adjusted

Common Stock Cash Consideration are, as applicable, referred to herein as the “Common Stock Cash Consideration,” and (D) the Common Stock Cash Consideration, together with the Common Stock Share Consideration, are together referred to herein as the “Common Stock Merger Consideration.”
          (iv) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Common Stock Certificate”) or non-certificated book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented any such             shares of Company Common Stock shall cease to have any rights with respect to such securities, except the right to receive the Common Stock Merger Consideration to be issued in consideration therefor, any cash payable in lieu of fractional shares and any dividends or distributions to which holders of shares of Company Common Stock become entitled in accordance with this Article II upon surrender of such Common Stock Certificate in accordance with Section 2.2(b), without interest.
          (d) Conversion of Series B Preferred Stock. Each share of Series B Preferred Stock issued and outstanding as of the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $1,100.00 plus all accrued and unpaid dividends thereon through the Effective Time, in cash, without interest (the “Preferred Stock Merger Consideration,” and together with the Common Stock Merger Consideration, the “Merger Consideration”). As of the Effective Time, dividends shall cease to accrue on all such shares of Series B Preferred Stock, all such shares of Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Series B Preferred Stock (each, a “Series B Preferred Stock Certificate” and, together with the Common Stock Certificates, the “Certificates”) shall cease to have any rights with respect to such securities, except the right to receive the Preferred Stock Merger Consideration to be paid in consideration therefor upon surrender of such Series B Preferred Stock Certificate in accordance with Section 2.2(b), without interest.
     Section 2.2 Surrender of Certificates.
          (a) Exchange Agent. Prior to the filing of the Certificate of Merger, Parent shall designate a bank or trust company to act as agent for issuance of the Merger Consideration (the “Exchange Agent”) upon surrender of the Certificates and Book-Entry Shares. Prior to the filing of the Certificate of Merger, the Company shall deposit with the Exchange Agent (by wire transfer of immediately available funds) cash in an amount that will be specified by Parent in writing at least twenty-four (24) hours before the filing of the Certificate of Merger, which amount shall not be more than the amount of the Company’s Unrestricted Cash as provided in Section 6.2(e) below (such amount, the “Company Cash Deposit” and the notice given by Parent with respect to the Company Cash Deposit, the “Deposit Notice”); provided, that, if the Closing does not occur on such intended Closing Date, the Exchange Agent will return, or cause to be returned, such Company Cash Deposit, and any interest or other income thereon, to the Company on the second business day after such deposit). The Company Cash Deposit shall be made solely out of cash on hand and shall be used solely for purposes of paying a portion of the Merger

Consideration in accordance with this Article II and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Prior to the filing of the Certificate of Merger, Parent shall deposit or cause to be deposited with the Exchange Agent (i) a number of shares of Parent Common Stock sufficient to pay the aggregate Common Stock Share Consideration pursuant to Section 2.1(c), and (ii) cash in an amount sufficient (together with the Company Cash Deposit) to pay (A) the aggregate Common Stock Cash Consideration and any Preferred Stock Merger Consideration payable pursuant to Sections 2.1(c) and 2.1(d), and (B) the aggregate amount of cash in lieu of fractional shares payable pursuant to Section 2.2(i). Such cash and shares of Parent Common Stock provided to the Exchange Agent, together with any dividends or distributions with respect thereto, are referred to herein as the “Exchange Fund.”
          (b) Payment Procedures. Promptly (but in any event within five (5) business Days) after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Exchange of Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to certificates represented by book entry. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), or compliance with Parent’s customary procedures with respect to the exchange of Book-Entry Shares, the holder of the shares of Company Common Stock or Series B Preferred Stock represented thereby shall be entitled to receive in exchange therefor (i) the amount of cash to which such holder is entitled pursuant to Section 2.1(c) or 2.1(d), (ii) the shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing the number of whole shares, if any, of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(c), (iii) cash in lieu of any fractional shares payable pursuant to Section 2.2(i) and (iv) any dividends or distributions payable pursuant to Section 2.2(j), and the shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock or Series B Preferred Stock that is not registered in the transfer records of the Company, the proper number of shares of Parent Company Stock and amount of cash may be issued and paid, as applicable, in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration in respect thereof, cash in lieu of any fractional shares payable pursuant to Section 2.2(i) and any dividends or distributions payable pursuant to Section 2.2(j). No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

          (c) Transfer Books; No Further Ownership Rights in Company Stock. All Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.2(i) and any dividends or distributions payable pursuant to Section 2.2(j) paid and/or issued upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Series B Preferred Stock previously represented by such Certificates or Book-Entry Shares, as applicable. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Series B Preferred Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
          (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay the Merger Consideration, together with any cash in lieu of any fractional shares payable pursuant to Section 2.2(i) and dividends or distributions payable pursuant to Section 2.2(j), to such Person in exchange for such lost, stolen or destroyed Certificate.
          (e) Termination of Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 270 days after the Effective Time shall be delivered by the Exchange Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.
          (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any amount properly paid from the Exchange Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (g) Investment of Exchange Fund. After the Effective Time, the Exchange Agent shall invest the Exchange Fund in U.S. government or other investment grade securities, in each case, maturing in not more than one year, or other investments of comparable liquidity and credit-worthiness as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent or the Surviving Corporation shall promptly deposit into the Exchange Fund the additional cash required to fully satisfy such payment obligations.
          (h) Dissenting Shares. Notwithstanding Section 2.1, any shares of Company Common Stock or, in the event appraisal rights are available under the DGCL, Series B

Preferred Stock that are issued and outstanding immediately prior to the Effective Time and held by any holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares pursuant to, and has complied in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable Merger Consideration, together with any cash in lieu of any fractional shares payable pursuant to Section 2.2(i) and any dividends or distributions payable pursuant to Section 2.2(j), without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.
          (i) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, but in lieu thereof each holder otherwise entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder in respect of all shares of Company Common Stock owned by such holder at the Effective Time) will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(i), a cash payment in lieu of such fractional share of Parent Common Stock in an amount determined by multiplying the fractional share of Parent Common Stock to which such holder would otherwise be entitled by the average closing price of the Parent Common Stock on the Nasdaq Stock Market for the five (5) trading day period ending three (3) days prior to the Effective Date (“Parent Common Stock Market Price”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
          (j) Dividends and Distributions; Voting. No dividends or other distributions declared or made with respect to shares of Parent Common Stock issued pursuant to the Merger and with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are properly surrendered. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time. Holders of unsurrendered Certificates or Book-Entry Shares shall be entitled to vote after the Effective Time at any stockholders meeting of Parent the number of whole shares of Parent

Common Stock issuable hereunder in respect of such Certificates or Book-Entry Shares, regardless of whether such holders have exchanged their Certificates or Book-Entry Shares, and Parent agrees to treat holders of unsurrendered Certificates or Book-Entry Shares as holders of record of Parent for purposes of notice and voting.
     Section 2.3 Company Stock Plans.
          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Option, each Company Option that is outstanding immediately prior to the Effective Time shall be canceled and terminated at the Effective Time and converted into the right to receive the Common Stock Merger Consideration with respect to the number of shares of Company Common Stock that would be issuable upon a net exercise of such Company Option assuming the market value of the Company Common Stock at the time of such exercise were equal to the value of the Common Stock Merger Consideration as of the close of trading on the trading day immediately prior to the Effective Time. For purposes of clarity, any Company Option with a per-share exercise price that is greater than or equal to the value of the Common Stock Merger Consideration as of the close of trading on the trading day immediately prior to the Effective Time shall be canceled and terminated as of the Effective Time, and no payment shall be made with respect thereto or in respect thereof.  Any Common Stock Merger Consideration payable in respect of Company Options pursuant to this Section 2.3(a) shall be paid as soon after the Closing Date as shall be practicable and in any event within fifteen (15) days thereafter.
          (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any RSU, each RSU outstanding immediately prior to the Effective Time shall become fully vested (except that with respect to any RSU which by the terms of the award agreement pursuant to which it was granted provides for a lesser percentage of such RSU to become vested upon the consummation of the Merger, such RSU shall only become vested as to such lesser percentage), and then shall be canceled and terminated at the Effective Time, and the holder of such vested RSU shall be entitled to receive the Common Stock Merger Consideration for each share of Company Common Stock into which the vested portion of the RSU would otherwise be convertible. The Common Stock Merger Consideration payable in respect of RSUs pursuant to this Section 2.3(b) shall be paid as soon after the Closing Date as shall be practicable and in any event within fifteen (15) days thereafter.
          (c) Prior to the Effective Time, the Company shall take all actions necessary to (i) make any amendments to the terms of, and give any notices required under, the Company Stock Plans and obtain all consents (including all consents necessary to provide that applicable RSUs and Options outstanding immediately prior to the Effective Time shall be converted at the Effective Time in the manner described above) that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3, (ii) terminate all Company Stock Plans, such termination to be effective at or before the Effective Time, and (iii) ensure that the Company will not at the Effective Time be bound by any Options, stock appreciation rights, or other agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than the payment of Common Stock Merger Consideration as provided in Section 2.3(a)).

          Notwithstanding anything to the contrary, payment may be withheld in respect of any Company Option or RSU until any necessary consents are obtained.
          (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger to holders of Company Options or RSUs, but in lieu thereof each holder otherwise entitled to a fractional share of Parent Common Stock pursuant to Section 2.3(a)(ii) or Section 2.3(b) (after aggregating all fractional shares of Parent Common Stock issuable to such holder in respect of all Company Options or shares of Company Common Stock issued upon conversion of any vested RSU owned by such holder at the Effective Time) will be entitled to receive a cash payment in lieu of such fractional share of Parent Common Stock in an amount determined by multiplying the fractional share of Parent Common Stock to which such holder would otherwise be entitled by the Parent Common Stock Market Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share
          (e) The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the “SEC”) regarding such matters. Parent shall take such steps as may be reasonably requested by any party hereto to cause the receipt of Parent equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters
     Section 2.4 Treatment of Warrants.
          (a) Parent acknowledges that the consummation of the Merger will constitute a “Change of Control,” as such term is defined in those certain outstanding warrants to purchase Company Common Stock issued under the Purchase Agreement dated as of November 21, 2005 (the “Company Warrants”). Accordingly, at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and, in accordance with Section 3 of such Warrants, shall be assumed by Parent and converted automatically into a warrant of Parent (a “Converted Warrant”) pursuant to which each holder thereof will have the right to receive, upon exercise of such Converted Warrant at any time following the Effective Time but prior to the expiration date thereof, the Common Stock Merger Consideration which the holder thereof would have been entitled to receive upon the Effective Time had such Company Warrant been exercised for Company Common Stock immediately prior to the Effective Time.
          (b) As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall deliver to each holder of a Converted Warrant an appropriate notice evidencing the foregoing assumption of the Company Warrant by Parent, and Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent

Common Stock for delivery upon the exercise of the Converted Warrants, including the authorization for listing of such shares on the applicable national securities exchange.
     Section 2.5 Withholding Taxes. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as shall be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     Section 2.6 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, Series B Preferred Stock or Parent Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration, including the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to reflect such change to afford the holders of shares of Company Common Stock and Series B Preferred Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the letter (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) dated as of the date hereof and addressed to Parent from the Company and delivered to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), and (b) as disclosed in any Filed Company SEC Documents filed by the Company with the SEC on or after December 31, 2008 (to the extent a particular disclosure in a Filed Company SEC Document is disclosed in such a way as to make its relevance to the information called for by any representation and warranty contained herein readily apparent, and excluding any exhibits thereto and any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), the Company represents and warrants to Parent and Merger Sub that:
     Section 3.1 Organization, Standing and Corporate Power.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company’s Subsidiaries is duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and, to the extent applicable in such jurisdiction, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights, purchase option, call or right of first refusal or similar rights. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned directly or indirectly by the Company and are free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States or any foreign equivalent of any thereof) (collectively, “Liens”). The Company does not own, directly or indirectly, any capital stock, voting securities or equity securities or similar interests, or any interest convertible for an equity security or similar interest, in any Person that is not a Subsidiary of the Company.
          (c) The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws (the “Company Charter Documents”), in each case as amended to the date of this Agreement, and all such Company Charter Documents and the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Documents”). The Company Charter Documents and the Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Significant Subsidiaries held since January 1, 2005.
     Section 3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 5,000,000 shares of preferred stock, par value $.0001 per share, of the Company (“Company Preferred Stock”), of which (A) 2,000,000 shares have been designated as Series A junior participating preferred stock (“Series A Preferred Stock”), and (B) 150,000 have been designated as Series B Preferred Stock and (ii) 2,000,000,000 shares of Company Common Stock. At the close of business on October 30, 2009 (the “Measurement Date”), (i) 110,658 shares of Series B

Preferred Stock were issued and outstanding (no other shares of Company Preferred Stock being outstanding), (ii) 22,784,906 shares of Company Common Stock were issued and outstanding (no shares of Company Common Stock were held by the Company in its treasury), (iii) 2,000,000 shares of Series A Preferred Stock were reserved for issuance upon exercise of the rights to purchase such shares (the “Company Rights”) issued pursuant to the Rights Agreement dated as of January 17, 2002, between the Company and Mellon Investor Services, LLC (the “Company Rights Agreement”), (iv) 7,483,448 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 2,425,514 shares of Company Common Stock were subject to outstanding Options and 1,115,478 shares of Company Common Stock were subject to outstanding RSUs, (v) 484,889 shares of Company Common Stock were reserved for issuance under the Warrants, and (vi) 4,780,043 shares of Company Common Stock were reserved for issuance upon conversion of the Series B Preferred Stock. Of the issued and outstanding shares of Company Common Stock, 53,710 shares were, as of the Measurement Date, restricted stock granted under the restricted stock agreements listed on Section 3.2(a) of the Company Disclosure Schedule. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Common Stock or Series B Preferred Stock is held by any of the Subsidiaries of the Company. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of the Measurement Date, of (a) all Options granted under the Company Stock Plans or otherwise, and, for each such Option, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof, (b) all RSUs granted under the Company Stock Plans or otherwise, and, for each such RSU, the number of shares of Company Common Stock subject thereto and (c) all Warrants and, for each such Warrant, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof. All Options, RSUs and restricted stock awards have been issued pursuant to the standard forms of award agreements made available to Parent. Since the Measurement Date, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than (x) pursuant to the exercise of outstanding Options, (y) upon vesting of RSUs or restricted stock referred to above in this Section 3.2(a), or (z) dividends on the shares of Series B Preferred Stock paid in shares of Series B Preferred Stock as contemplated in Section 5.2(a)(i)(C). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a) hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.
          (b) Except as referred to in Section 3.2(a), (i) none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company and (ii) there are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company or to make any investment (in the form of a loan, capital contribution or otherwise).
     Section 3.3 Authority; Noncontravention; Voting Requirements.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).
          (b) The Company’s Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and adopted, approved and declared advisable the Transactions, including this Agreement and the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.
          (c) Except as set forth on Schedule 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) require any consent, approval or other authorization of, or filing with or notification to any person under, materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination or revocation of or a right of termination or cancellation under, or accelerate the performance required by, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation

(each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, that is a Company Material Contract or any material Permit, or (iv) result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, or any Permit.
          (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock and the Series B Preferred Stock (voting on an as-converted basis), voting together as a single class, at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.
          (e) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, except for the Company Voting Agreements. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.
     Section 3.4 Governmental Approvals. Except for (a) the filing with the SEC of the Registration Statement, the Proxy Statement/Prospectus and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of the NASDAQ Stock Market, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable U.S. or non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, substantial lessening of, or harm to, competition or effectuating foreign investment (collectively, “Competition Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.5 Company SEC Documents; Undisclosed Liabilities.
          (a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2005 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the

Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document (provided, in the case of Company SEC Documents filed prior to the date of this Agreement, the later-filed Company SEC Document was filed or furnished and made publicly available prior to the date of this Agreement) (i) as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act), (ii) as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and (iii) none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.
          (b) Except to the extent that financial statements contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document (provided, in the case of Company SEC Documents filed prior to the date of this Agreement, the later-filed Company SEC Document was filed or furnished and made publicly available prior to the date of this Agreement), at the time they were filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).
          (c) The Company has established and maintains (i) disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports and (ii) internal controls over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) that are reasonably designed to provide assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the

Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated by the SEC thereunder (“SOX”). All of the statements contained in such certifications were complete and correct as of the dates thereof. As of the date of the Company’s most recent Annual Report on Form 10-K, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation at that time of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed on Section 3.5(c) of the Company Disclosure Schedule, the Company has not identified any significant deficiencies or material weaknesses in internal controls which have not been subsequently remediated. The Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.
          (d) Neither the Company nor any of its Subsidiaries has any indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether known or unknown) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2009 (the “Balance Sheet Date”) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended as of such date (including the notes thereto) or as otherwise set forth in the consolidated financial statements of the Company included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) incurred after the Balance Sheet Date in the ordinary course of business under, and in compliance with, executory Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound, (iv)  incurred after the date of this Agreement and permitted under Section 5.2 (a) or (v) with respect to Taxes, which are the subject of Section 3.10.
     Section 3.6 Absence of Certain Changes or Events. Between the Balance Sheet Date and the date of this Agreement, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Between the Balance Sheet Date and the date of this Agreement, (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2(a) hereof that if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, between the Balance Sheet Date and the date of this Agreement there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

     Section 3.7 Legal Proceedings. Except with respect to Taxes, which are the subject of Section 3.10, as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, Governmental Investigation, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority that as of the date of this Agreement, (a) has had or is reasonably likely to result in the payment of money in an amount in excess of $100,000 individually or $250,000 in the aggregate, (b) has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment outstanding against the Company or any of its Subsidiaries that, as of the date hereof, (y) is reasonably likely to result in the payment of money in excess of $100,000 individually or $250,000 in the aggregate or (z) would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.8 Compliance With Laws; Permits.
          (a) Except with respect to Taxes, ERISA and Environmental Laws, which are the subjects of Sections 3.10, 3.11 and 3.12, respectively, the Company and its Subsidiaries are in compliance in all material respects with all laws (including common law), statutes, rules, codes, executive orders, ordinances, regulations, requirements, administrative rulings or judgments of any Governmental Authority or any order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other Governmental Authority (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or any of their properties or other assets or any of their businesses or operations, except for failures to be in compliance that would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company and any of its Subsidiaries, any of their material properties or other assets or any of their business or operations. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any such Subsidiary, is under investigation by any Governmental Authority related to the conduct of the Company’s or any such Subsidiary’s business, the results of which investigation would or would reasonably be expected to result in a Company Material Adverse Effect.
          (b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities (collectively, “Permits”) to be obtained, necessary for the conduct of their respective businesses, including the manufacture, license and sale of their respective products and services. The Company and its Subsidiaries are in compliance in all material respects with the terms of all such Permits, and all such Permits are in full force and effect, except where such suspension or cancellation would not be reasonably expected to constitute a Company Material Adverse Effect.
          (c) No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the

Company or any of its Subsidiaries under, any Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the Transactions, except for violations, breaches, defaults, losses or accelerations that would not be reasonably be expected to result in a Company Material Adverse Effect.
     Section 3.9 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and, subject to Section 5.15, the stockholders of Parent and at the time of the Company Stockholders Meeting and, subject to Section 5.15, the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub. The information contained in the Proxy Statement/Prospectus relating to the Company and the Company Stockholders Meeting will comply as to form in all material respects with the requirements of the Exchange Act.
     Section 3.10 Tax Matters.
          (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects, except in each case where such failures to so prepare or file Tax Returns, or the failure of such filed Tax Returns to be complete and accurate, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All Taxes of the Company and its Subsidiaries due and owing have been timely paid (whether or not shown to be due on such Tax Returns), except (i) with respect to matters contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP and (ii) where such failure to so pay or remit, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          (b) The most recent financial statements contained in the Filed Company SEC Documents reflect reserves in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.
          (c) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of

Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the preceding two taxable years.
          (d) As of the date of this Agreement, no audit or other administrative or court proceedings are pending or, to the Knowledge of the Company, threatened in writing by any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries.
          (e) Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law), other than the affiliated group of which the Company is the common parent.
          (f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.
          (g) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments with respect to Taxes after the Closing Date.
          (h) Neither the Company nor any of its Subsidiaries has participated in any “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or any tax shelter which is subject to registration pursuant to Section 6111 of the Code.
          (i) The Company and its Subsidiaries have withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and, to the extent due and payable, have paid such amounts to the appropriate taxing authority, except for such Taxes as to which the failure to pay or withhold would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (j) Neither the Company nor any of its Subsidiaries is subject to a disallowance of deduction under section 162(m) of the Code under any program, arrangement or understanding currently in effect.
          (k) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any of its Subsidiaries.
          (l) Neither the Company nor any of its Subsidiaries has agreed to, or is required to make, any adjustment under Section 481(a) of the Code and, to the Knowledge of the Company, no taxing authority has proposed in writing any such adjustment or change in accounting method.
          (m) There are no liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable.

          (n) As of the date hereof, none of the Company or any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger, if effected as contemplated by Section 5.17, from qualifying as a “reorganization” described in Section 368(a) of the Code.
          (o) For purposes of this Agreement: (i) “Taxes” shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, customs duties and similar fees, assessments and charges, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clauses (a) or (b), and (c) any amounts in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, election or other similar document, including any schedule or attachment thereto, and including any amendment thereof, required by Tax Law to be filed with any Governmental Authority with respect to Taxes.
     Section 3.11 Employee Benefits and Labor Matters.
          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and without regard to whether ERISA applies thereto), and (ii) all other employee benefit plans, agreements, policies or arrangements, including employment, consulting or other compensation agreements, collective bargaining agreements and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, retention or change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the “Employees”) or any current or former consultants to the Company or any of its Subsidiaries (collectively, the “Company Plans”). Section 3.11(a) of the Company Disclosure Schedule indicates each Company Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan, a “Foreign Benefit Plan,” any Company Plan that is not a Foreign Benefit Plan being called a “Domestic Benefit Plan”).
          (b) True, current and complete copies of the following documents, with respect to each of the Company Plans, have been made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) for the most recent two years, Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions (together with any summary or summaries of modifications thereto); (v) written descriptions of all non-written material agreements relating to the Company Plans and (vi) all material correspondence to or from any governmental Authority within the last three years.
          (c) The Domestic Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Domestic Benefit Plans has engaged in a material non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Domestic Benefit Plan; provided that this sentence is subject to the Knowledge of the Company to the extent that any Domestic Benefit Plan refers to a Plan fiduciary other than (i) the Company, (ii) any Subsidiary, or (iii) or any of their respective officers, employees and directors.
          (d) Each Domestic Benefit Plan that is intended to qualify under Section 401 of the Code is so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of such Domestic Benefit Plans that could cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any material liability, penalty or Tax under ERISA, the Code or other applicable Law that, if corrected under the Employee Plans Compliance Resolution System, could reasonably be expected to give rise to a material liability.
          (e) No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any of Company’s ERISA Affiliates is or ever in the past was (i) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA or (iii) a plan subject to Section 412 of the Code. The term “ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          (f) Except as set forth in Schedule 3.11(f) of the Company Disclosure Schedule, no Company Plan provides for the payment of any severance or retention payment (or the settlement of any award) on account of the severance of any “service provider” (within the meaning of Section 409A of the Code) such that the payment (or settlement) would be treated as deferred compensation subject to Section 409A of the Code. Neither the Company nor any of its Subsidiaries is a party to any nonqualified deferred compensation plan subject to Section 409A of the Code that would subject any Person to tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance. The exercise price of each Company Option is not less than the fair market value (within the meaning of Section 409A of the Code) of the underlying stock on the date the Company Option was granted.
          (g) Except as would not reasonably be expected to give rise to a material liability, (i) all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Domestic Benefit Plans (including workers compensation) have been made or reflected on the most recent financial statements included in the Filed Company SEC Documents and (ii) no accumulated funding deficiencies exist in any of the Domestic Benefit Plans subject to Section 412 of the Code.
          (h) With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, the most recent financial statements contained in the Filed Company SEC Documents reflect reserves therefor in accordance with GAAP and (C) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.
          (i) There are no pending actions or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor to the Knowledge of the Company, has any such action or lawsuit been threatened, nor does the Company have any Knowledge of facts that could form the basis for any such action or lawsuit.
          (j) None of the Domestic Benefit Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other similar law, (ii) deferred compensation benefits accrued as liabilities on the Company’s financial statements and (iii) at the expense of the participant or the participant’s beneficiary.
          (k) Except as set forth in Sections 2.1 and 2.3 or under a Contract listed on Schedule 3.11(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.
          (l) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event that occurs at or prior to the Effective Time) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
          (m) None of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.
     Section 3.12 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:
          (a) (i) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (ii) to the Knowledge of the Company, there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (iv) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be likely to result in the Company and its Subsidiaries incurring Environmental Liabilities individually in the excess of $50,000 or in the aggregate in excess of $250,000.
          (b) (i) The Company has obtained and currently maintains all Permits necessary under Environmental Laws for their operations as conducted on the date of this Agreement (“Environmental Permits”), (ii) there is no investigation known to the Company, nor any action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property owned, operated or leased by the Company to revoke such Environmental Permits, and (iii) the Company has not received any written notice from any Governmental Authority to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company.
          (c) For purposes of this Agreement:
          (i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and

Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.
          (ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
          (iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.
          (iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.
     Section 3.13 Contracts.
          (a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement and which has not previously been filed as an exhibit to the Filed Company SEC Documents. Also set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each of the following to which the Company or any of its Subsidiaries is a party which has not previously been filed as an exhibit to the Filed Company SEC Documents any:
          (i) Contract that contains a provision capable of being invoked that (A) is not terminable for convenience upon reasonable notice at no charge that purports to materially limit, curtail, restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons with whom it and existing or future Subsidiaries or Affiliates can compete or to whom it or its existing or future Subsidiaries or Affiliates can sell products or deliver services, (B) is not terminable for convenience upon reasonable notice at no charge that purports to grant any exclusivity, right of first refusal, right of first negotiation, most favored nation status or similar rights that materially restrict the Company or any of its Subsidiaries, or (C) imposes any liquidated damages or penalty clauses on the Company or any of its Subsidiaries, offsets from, or credits to, any other Person (other than service level credits provided pursuant to agreements with customers entered into in the ordinary course of business consistent with past practice);
          (ii) Contract with any director, officer or other Affiliate of the Company other than Contracts under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights;
          (iii) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries or by which they may be obligated for the liabilities of another person;
          (iv) financial derivatives master agreement or confirmation or other agreement evidencing financial hedging or similar trading activities, other than Contracts relating to currency hedges or derivatives entered into in the ordinary course of business consistent with past practice;
          (v) voting agreement;
          (vi) except for Contracts listed in clauses (iii) and (iv) of Section 3.3(c) of the Company Disclosure Schedule, mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;
          (vii) Contract with a supplier or provider of products or services that has required payments by the Company or any of its Subsidiaries of consideration (whether or not measured in cash) in the fiscal year 2008 or that is reasonably likely, based on the Company’s past experience, to require such payment of consideration in fiscal year 2009 (whether or not measured in cash) of greater than $500,000 but excluding any Contract that requires payment by the Company or any of its Subsidiaries on a time and materials basis;
          (viii) Contract with a top thirty (30) customers of the Company measured by operating revenue received by the Company and its Subsidiaries during the eighteen (18) month period prior to the date hereof, including Contracts with any such customer involving software license, maintenance and/or services;
          (ix) Contract which makes up the top ten (10) services agreement (excluding any fixed price services agreement) of the Company measured by operating revenue received by the Company and its Subsidiaries during the nine (9) month period ended as of the Balance Sheet Date;

          (x) Contract which makes up the top ten (10) fixed price services agreement (excluding any services agreement required to be listed pursuant to Section 3.13(a)(ix)) of the Company and its Subsidiaries) of the Company measured by operating revenue received by the Company and its Subsidiaries during the nine (9) month period ended as of the Balance Sheet Date;
          (xi) Contract which makes up the top eighty-five percent (85%) of all active subscription agreements for the Company’s Freight Matrix products measured by revenue received by the Company and its Subsidiaries during the twenty-one (21) month period ended as of the Balance Sheet Date;
          (xii) “standstill” or similar agreement restricting the Company;
          (xiii) agreement containing a provision capable of being invoked which relates to (A) the granting to the Company or any of its Subsidiaries of any license in or to any Intellectual Property owned by a third party that is used in any current standard or other product of the Company made generally available by the Company or is otherwise material to the Company, or (B) the granting by the Company or any of its Subsidiaries of any license to a third party in or to any Intellectual Property that are material to the Company, (except, in the case of each of clause (A) and clause (B), for any (1) licenses for commercial off-the-shelf software, (2) licenses with terms of use or service posted on a web site, (3) licenses for third party software generally available to the public, and (4) non-negotiated licenses of third party Intellectual Property that is embedded in equipment or fixtures and are used by the Company or any of its Subsidiaries for internal purposes only; and, in the case of clause (B), non-exclusive licenses to customers of the Company and its Subsidiaries in the normal and ordinary course of the day-to-day business of the Company and its Subsidiaries consistent with past practice);
          (xiv) any agreement granting by the Company or any of its Subsidiaries any license to a third party to use any source code that is part of the Company Intellectual Property (except source code escrow arrangements for the benefit of customers and related agreements with customers of the Company and its Subsidiaries in the normal and ordinary course of the day-to-day business of the Company and its Subsidiaries consistent with past practice;
          (xv) any reseller, distribution, alliance, collaboration, joint marketing or similar agreements that are material to the Company and its Subsidiaries;
          (xvi) Contract (1) providing for (or imposing any material ongoing indemnification or other obligations of the Company or any of its Subsidiaries in connection with) the disposition or acquisition by the Company or any of its Subsidiaries of (A) any corporation, partnership or other entity or business or (B) any material amount of assets or rights outside the ordinary course of business consistent with past practice or (2) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise, other than contracts or agreements under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights;

          (xvii) settlement agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business consistent with past practice in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement or (C) settlement agreements entered into more than three years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities, or rights (excluding releases); or
          (xviii) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a) and the Contracts filed as exhibits to the Filed Company SEC Documents, each a “Company Material Contract”). The Company has heretofore made available to Parent complete and correct copies of each Company Material Contract in existence as of the date of this Agreement, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.
          (b) Each of the Company Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in material default under any Company Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Company Material Contract is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Company Material Contract or received any notice of breach or default under any Company Material Contract which breach has not been cured.
     Section 3.14 Title to Properties.
          (a) The Company and its Subsidiaries (i) have good, valid and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (ii) have good and valid leasehold interests (subject to customary subordination provisions) in all real property leased or subleased by them which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis. Each parcel of real property leased or subleased by the Company and its Subsidiaries is listed on Section 3.14(a) of the Company Disclosure Schedule.
          (b) The tangible assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date of this Agreement) are in good operating condition and repair (except for normal wear and tear and those defects that are not material) and have been maintained in accordance with reasonable commercial practices.
     Section 3.15 Intellectual Property.
          (a) The Company and its Subsidiaries own, or are validly licensed or otherwise have the valid right to use, all Intellectual Property and other intellectual property rights and computer programs that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole (collectively, “Company Intellectual Property”). Section 3.15(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of all registered Company Intellectual Property that is the subject of a registration or application with any Governmental Authority owned by, or filed in, the name of the Company or any of its Subsidiaries (“Registered Company Intellectual Property”), which list identifies the jurisdiction in which such Registered Company Intellectual Property was issued and/or where the application or registration was filed and the date of issuance, registration or application.
          (b) No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, nor, to the Knowledge of the Company, are there any facts which could give rise to any claim of infringement, unauthorized use, misappropriation or violation of any Intellectual Property used or owned by any Person against the Company or its Subsidiaries. The conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, violate or misappropriate any Intellectual Property of any Person, other than the rights of any Person under any Patents, and, to the knowledge of the Company, the operation of the Company’s business as now conducted does not infringe any Patents of any Person. The Company and its Subsidiaries are the sole and exclusive owners (except for co-ownership rights set forth in Section 3.15(h) of the Company Disclosure Schedule in certain software jointly developed with or for customers or other third parties in the ordinary course of the Company’s business consistent with past practice) of, or have a valid right to use, sell and license, as the case may be, in each case free and clear of any Liens to which the Company or any of its Subsidiaries are subject or by which their respective properties are subject, all Company Intellectual Property used, sold or licensed by the Company and its Subsidiaries (free and clear of any Liens with respect to any Company Intellectual Property owned by Company and to the Knowledge of the Company, free and clear of any Liens with respect to any Company Intellectual Property licensed to the Company by another Person), as applicable, in the business of the Company and its Subsidiaries as presently conducted and as currently contemplated to be conducted. The Company has not received written notice of any judgment, order, writ, stipulation or decree, by which its assets are bound, that (i) restrict in any manner the use, transfer or licensing of any Company Intellectual Property or (ii) affect the validity, use or enforceability of any Company Intellectual Property owned by Company or to the knowledge of the Company, any Company Intellectual Property that is licensed to the Company.
          (c) To the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any Company Intellectual Property, and no such claims have been made against a third party by the Company or any of its Subsidiaries.
          (d) [Intentionally omitted.]
          (e) Section 3.15(e) of the Company Disclosure Schedule lists all Software that is distributed by the Company and its Subsidiaries on the date hereof and that, to the Knowledge of the Company, uses, incorporates or has embedded in it any source, object or other software code subject to an “open source,” “copyleft” or other similar types of license terms (each, an “Open Source License”) (including, without limitation, any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like) (collectively, “Open Source Software”), and the license applicable to such Open Source Software. There is no use of any Open Source Software by the Company or any of its Subsidiaries that requires or would reasonably be expected to require, or conditions, or would reasonably be expected to condition, the: (i) distribution of any Software owned by the Company or its Subsidiaries under any Open Source License; or (ii) disclosure, licensing or distribution of any source code of any Software owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all license agreements applicable to the Open Source Software listed in Section 3.15(e) of the Company Disclosure Schedule.
          (f) The policies and procedures of the Company and its Subsidiaries provide that each employee or independent contractor of the Company or any of its Subsidiaries enter into a written agreement ensuring that all Intellectual Property developed by such Persons is owned exclusively by the Company and its Subsidiaries, and to the Knowledge of the Company, except as set forth on Section 3.15(f) of the Company Disclosure Schedule, each employee or independent contractor of the Company or any of its Subsidiaries has entered into such a written agreement in each case pursuant to the form of such agreement made available to Parent or pursuant to a substantially similar form of agreement. To the Knowledge of the Company, no such consultant, independent contractor or employee is in breach of his, her or its obligations pursuant to any such agreement.
          (g) The Company and its Subsidiaries have taken all commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of all Trade Secrets used by them, and no Trade Secrets of the Company or its Subsidiaries have been disclosed without a written non-disclosure or confidentiality agreement in effect with the recipient of the Trade Secrets. Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, there have been no disclosures of the source code to any Software owned by the Company or its Subsidiaries other than pursuant to the terms of a confidentiality agreement in effect with the recipient of the Software source code. Section 3.15(g) of the Company Disclosure Schedule also includes a list of all source code escrow arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the source code of any Software owned by the Company or its Subsidiaries was placed in escrow for the benefit of another Person.
          (h) Section 3.15(h) of the Company Disclosure Schedule sets forth a complete list of those Contracts to which the Company or any of its Subsidiaries (i) grants an explicit covenant not to sue, explicit covenant not to assert or other explicit immunity from suit under any current or future Intellectual Property; (ii) is involved in any joint development of any Company Intellectual Property resulting in joint ownership of the Company Intellectual Property developed pursuant thereto; (iii) by which the Company or its Subsidiaries grants or transfers, or otherwise confers any ownership right or title to any Company Intellectual Property (including, but not limited to, any derivative works, modifications or enhancements to the Company Intellectual Property, whether created by the Company or any other Person); (iv) by which the Company or a Subsidiary is assigned or granted an ownership interest in any Intellectual Property other than agreements with employees and contractors that assign or grant to the Company ownership of any Intellectual Property developed in the course of providing services by such employees and contractors; and (v) under which the Company grants or receives an option or right of first refusal relating to any Intellectual Property.
          (i) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, distributed, licensed or otherwise made available by the Company or its Subsidiaries to any Person, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit access or to disable or erase software, hardware or data without the consent of the user.
          (j) Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, (i) the Software made designed, developed, sold, installed, licensed or otherwise made available by the Company to any Person conforms and complies in all material respects with the terms and requirements of any applicable warranty and the agreement related to such Software; (ii) no customer or other Person has asserted or threatened in writing to assert any claim against the Company during the period beginning three (3) years from the date hereof (A) under or based upon any warranty provided by or on behalf of the Company, or (B) under or based upon any other warranty relating to any Software made available by the Company; and (iii) each currently generally available Software product made available by the Company was free of any material design defect or other material defect or deficiency at the time it was sold or otherwise made available. All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and the agreement related to such services and with all applicable legal requirements. Except for maintenance releases required by Company’s standard form warranty and maintenance provisions, Schedule 3.15(j) of the Company Disclosure Schedules lists all of the Company’s and its Subsidiaries’ fixed fee agreements as of the Balance Sheet Date for which the Company has recorded a loss reserve in accordance with GAAP, (2) to the Company’s Knowledge, all fixed fee agreements for the period beginning after the Balance

Sheet Date and ending on the date hereof which would reasonably be likely to result in the Company having to record a loss reserve in accordance with GAAP for such period, (3) contractual or other obligations as of the Balance Sheet Date to any third party that will require the use of the Company’s product development staff to develop new Software or to provide modifications, upgrades, new versions or enhancements to existing Software and (4) to the Knowledge of the Company for the period beginning after the Balance Sheet Date and ending on the date hereof, contractual or other obligations to any third party that will require the use of the Company’s product development staff to develop new Software or to provide modifications, upgrades, new versions or enhancements to existing Software. The Company has not agreed to provide vendor financing with respect to the sale or licensing of any products or services made available by the Company. No product liability claims have been threatened in writing or filed against the Company related to any product or service made available by the Company.
          (k) The Company is not and has never been, and no previous owner of any Company Intellectual Property now owned by the Company was during the duration of their ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Company or the previous owner to grant or offer to any other Person any license or right to such Company-owned Company Intellectual Property, including without limitation any future Intellectual Property developed, conceived, made or reduced to practice by the Company after the date of this Agreement.
          (l) No funding, facilities or personnel of any governmental entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned by the Company in such a way as to grant or give such governmental entity any right or claim to such Company-owned Company Intellectual Property.
          (m) No college, university or other educational institution, nor any students, professors, fellow, interns or other Person affiliated with a college, university or other education institution, were involved in the development of any Company Intellectual Property owned by the Company in such a way as to grant or give any of the foregoing any right or claim on any such Company Intellectual Property.
          (n) The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on Parent’s right, title or interest in or to any Intellectual Property owned by or licensed to the Company. The Company has no obligations to pay any additional royalties, license fees or other amounts or provide or pay any other consideration to any Person under any Contract respecting Intellectual Property licensed to the Company by another Person or otherwise by reason of this Agreement or the transactions contemplated herein.
          (o) The collection, use, transfer, import, export, storage, disposal, and disclosure by the Company and its Subsidiaries of personally identifiable information, or other information relating to persons protected by Law, has not violated any applicable U.S. or foreign Laws relating to data collection, use, privacy, or protection (including, without limitation, any requirement arising under any constitution, statute, code, treaty, decree, rule, ordinance, or regulation) (collectively, “Data Laws”) in a manner that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Since January l, 2007, the Company and its Subsidiaries have complied with, and is presently in compliance with, its privacy policies, which policies comply with all Data Laws, except where any non-compliance would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no complaint, audit, proceeding, investigation, or claim against or, to the Knowledge of the Company threatened against, the Company or any of its Subsidiaries by any Governmental Authority, or by any Person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any Person in connection with the Company, its Subsidiaries, or their respective business. To the Knowledge of the Company, since January 1, 2007 there have been no material security breaches compromising the confidentiality or integrity of such personal information.
          (p) The Company has not received any written notice that any current or prior director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries claims or has a right to claim an ownership interest in any Company Intellectual Property or any remuneration or other payments aside from salary or other compensation already paid by the Company as a result of having been involved in the development or licensing of any such Company Intellectual Property while employed by or consulting to the Company or its Subsidiaries. In those jurisdictions that require the payment of specific remuneration for the development of Intellectual Property, the Company has made the required remuneration payments or has a policy and procedure for making such payments (which policy or procedure has been provided to Parent in writing). In those jurisdictions that recognize Moral Rights, the Company has obtained written waivers, consents or agreements from each of the holders of such Moral Rights whereby such holders will not, at any time, assert such Moral Rights against the Company. For purposes of this Agreement, “Moral Rights” shall mean collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”
     Section 3.16 Insurance. All material insurance policies of the Company and its Subsidiaries (the “Policies”) are in full force and effect and are listed on Schedule 3.16 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy. With respect to each of the legal proceedings set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage other than the issuance of customary reservation of rights letters issued by such carriers in connection with the filing of any claims.

     Section 3.17 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Thomas Weisel Partners LLC (the “Financial Advisor”) dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view to such stockholders (the “Fairness Opinion”). The Company has furnished to Parent a correct and complete copy of the Fairness Opinion. The Company has obtained the authorization of the Financial Advisor to include a copy of its Fairness Opinion in the Proxy Statement/Prospectus.
     Section 3.18 Brokers and Other Advisors. Section 3.18 of the Company Disclosure Schedule identifies each broker, investment banker, financial advisor or other Person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, and the fees and expenses of such Persons will be paid by the Company. The Company has made available to Buyer a true, complete and correct copy of the Company’s engagement letter with any Person identified in Section 3.18 of the Company Disclosure Schedule.
     Section 3.19 Anti-Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.18, the Company has taken all necessary action to render Section 203 of the DGCL and any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company inapplicable to this Agreement and the Transactions.
     Section 3.20 Company Rights Agreement. The Company has taken all actions necessary to (a) render the Company Rights Agreement inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement as the result of this Agreement and the Transactions and (ii) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement or the consummation of the Transactions, and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.
     Section 3.21 Related Party Transactions. Except as set forth in Schedule 3.21 of the Company Disclosure Schedule or the Filed Company SEC Documents, there are no Company Material Contracts between the Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) to the Knowledge of the Company, any Affiliate of any such officer, director or record or beneficial owner, on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
     Section 3.22 No Other Parent or Merger Sub Representations or Warranties. Except for the representations and warranties set forth in Article IV (and set forth in Section 5.15, if a

Financing Election is made and becomes effective in accordance with such Section), the Company hereby acknowledges and agrees that none of Parent, Merger Sub or their respective Representatives have made or are making any other express or implied representation or warranty with respect to Parent, Merger Sub or any of Parent’s other Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person. Notwithstanding the foregoing, nothing in this Section 3.22 or this Agreement shall prevent the Company from relying on the representations and warranties of the Parent and Merger Sub set forth in Article IV of this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except (a) as set forth in the letter (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) dated as of the date hereof and addressed to the Company from Parent and delivered to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”) and (b) as disclosed in any Filed Parent SEC Documents filed by Parent with the SEC on or after December 31, 2008 (to the extent a particular disclosure in a Filed Parent SEC Document is disclosed in such a way as to make its relevance to the information called for by any representation and warranty contained herein readily apparent, and excluding any exhibits thereto and any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), Parent and Merger Sub jointly and severally represent and warrant to the Company:
     Section 4.1 Organization, Standing and Corporate Power.
          (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of Parent’s Subsidiaries is duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of Parent and its Subsidiaries is duly licensed or qualified to do business and, to the extent applicable in such jurisdiction, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights, purchase option, call or right of first refusal or similar rights. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent are owned directly or indirectly by Parent and are free and clear of all Liens.
          (c) Parent has made available to the Company complete and correct copies of its certificate of incorporation and bylaws (the “Parent Charter Documents”), in each case as amended to the date of this Agreement, and the certificate of incorporation and bylaws of Merger Sub (the “Merger Sub Charter Documents”). The Company Charter Documents and the Merger Sub Charter Documents are in full force and effect and neither Parent nor Merger Sub is in violation of any of their respective provisions. Parent has made available to the Company and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the board of directors and each committee of the board of directors of Parent and Merger Sub held since
January 1, 2005.
     Section 4.2 Capitalization.
          (a) The authorized capital stock of Parent consists of (i) 2,000,000 shares of preferred stock, par value $.01 per share, of Parent, of which (A) 500,000 shares have been designated as Series A Preferred Stock and (ii) 50,000,000 shares of Parent Common Stock. At the close of business on the Measurement Date, (i) no shares of Parent Preferred Stock were outstanding, (iii) 34,517,707 shares of Parent Common Stock were issued and outstanding and 1,777,910 shares of Parent Common Stock were held by Parent in its treasury and (iii) 3,242,640 shares of Parent Common Stock were reserved for issuance under Parent’s 2005 Incentive Plan and 1,500,000 shares were reserved for issuance under Parent’s employee stock purchase plan (the “Parent Stock Plans”) (of which 910,540 shares of Parent Common Stock were subject to outstanding grants under the Parent Stock Plans). All outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock which may be issued under Article II of this Agreement will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
          (b) Except as referred to in Section 4.2(a), (i) none of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of Parent or any of its Subsidiaries and (ii) there are no outstanding obligations, commitments or arrangements, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries or to provide funds to Parent or any of its Subsidiaries or to make any investment (in the form of a loan, capital contribution or otherwise). Without limiting the foregoing, all preferred share purchase rights issued under the Rights Agreement dated as of October 2, 1998 between the Company and ChaseMellon Shareholder Services have expired.

          (c) The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock, all of which are issued and outstanding and held directly or indirectly by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities, nor has Merger Sub carried on any business activities other than in connection with the Merger and the Transactions.
     Section 4.3 Authority; Noncontravention.
          (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. Except for the requirements (i) under applicable rules of the NASDAQ Stock Market, to obtain the approval of the holders of a majority of the shares of Parent Common Stock present (in person or by proxy) at the Parent Stockholders Meeting for the issuance of Parent Common Stock in the Merger at the Base Exchange Ratio, and (ii) under Section 242 of the DGCL, in order to effect the issuance of Parent Common Stock under clause (i), to obtain the approval of the holders of a majority of the outstanding shares of Parent Common Stock to amend Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock to a number to be reasonably determined by Parent which shall be no less than the number sufficient to consummate the Transactions (such approvals collectively, the “Parent Stockholder Approval”), the execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all requisite corporate approvals and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) Parent’s Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and declared it advisable, and (ii) resolved to recommend that stockholders of Parent approve the Issuance Proposal and the Charter Amendment Proposal (the “Parent Board Recommendation”) and directed that such proposals be submitted for consideration of the stockholders of Parent at Parent Stockholders Meeting.
          (c) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Parent Charter Documents or Merger Sub Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) require any consent, approval or other authorization of, or filing with or notification to any person under, materially violate, conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iv) result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (ii), (iii) or (iv), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.4 Governmental Approvals. Except for (a) the filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus and other filings required under, and compliance with applicable requirements of, the Exchange Act and the rules of the NASDAQ Stock Market, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, Competition Laws, and (d) any offering memorandum, registration statement or proxy statement contemplated under Section 5.15, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.5 Parent SEC Documents; Undisclosed Liabilities.
          (a) Parent has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2005 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “Parent SEC Documents”). None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document (provided, in the case of Parent SEC Documents filed prior to the date of this Agreement, the later-filed Company SEC Document was filed or furnished and made publicly available prior to the date of this Agreement) (i) as of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act), (ii) as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Parent SEC Documents, and (iii) none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

To the Knowledge of Parent, no investigation by the SEC with respect to Parent or any of its Subsidiaries is pending or threatened.
(b) Except to the extent that financial statements contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document (provided, in the case of Parent SEC Documents filed prior to the date of this Agreement, the later-filed Parent SEC Document was filed or furnished and made publicly available prior to the date of this Agreement), at the time they were filed with the SEC, the consolidated financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole).

(c) Parent has established and maintains (i) disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports and (ii) internal controls over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) that are reasonably designed to provide assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The principal executive officer and the principal financial officer of Parent have timely made all certifications required by SOX. All of the statements contained in such certifications were complete and correct as of the dates thereof. As of the date of the Company’s most recent Annual Report on Form 10-K, Parent’s principal executive officer and its principal financial officer have disclosed, based on their evaluation at that time of internal control over financial reporting, to Parent’s auditors and the audit committee of the board of directors of Parent (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified any significant deficiencies or material weaknesses in internal controls which have not been subsequently remediated. Parent is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(d) Neither Parent nor any of its Subsidiaries has any indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether known or unknown) required, if known, to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the unaudited balance sheet of Parent and its Subsidiaries as of the Balance Sheet Date included in Parent’s Quarterly Report on Form 10-Q for the quarter ended as of the Balance Sheet Date (including the notes thereto) or as otherwise set forth in the consolidated financial statements of Parent included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) incurred after the Balance Sheet Date in the ordinary course of business under, and in compliance with, executory Contracts to which Parent or any of its Subsidiaries is a party or otherwise bound, (iv) incurred after the date of this Agreement and permitted under Section 5.2(b) or (v) with respect to Taxes, which are the subject of Section 4.10.
     Section 4.6 Absence of Certain Changes or Events. Between the Balance Sheet Date and the date of this Agreement, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Between the Balance Sheet Date and the date of this Agreement, (a) Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.2(b) hereof that if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of the Company would violate such provision.
     Section 4.7 Legal Proceedings. Except with respect to Taxes, which are the subject of Section 4.10, as of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against Parent or any of its Subsidiaries, or, to the Knowledge of Parent, Governmental Investigation, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, by or before any Governmental Authority that as of the date of this Agreement, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment outstanding against the Company or any of its Subsidiaries that, as of the date hereof, would reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.8 Compliance With Laws; Permits.
          (a) Except with respect to Taxes, ERISA and Environmental Laws, which are the subjects of Sections 4.10, 4.11 and 4.12, respectively, Parent and its Subsidiaries are in compliance in all material respects with all Laws applicable to Parent or any of its Subsidiaries or any of their properties or other assets or any of their businesses or operations, except for failures to be in compliance that would not reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2007, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that Parent or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to Parent and any of its Subsidiaries, any of their material properties or other assets or any of their business or operations. To the Knowledge of Parent, neither the Company nor any of its Subsidiaries, nor any officer, director or employee of Parent or any such Subsidiary, is under investigation by any Governmental Authority related to the conduct of Parent’s or any such Subsidiary’s business, the results of which investigation would or would reasonably be expected to result in a Parent Material Adverse Effect.
          (b) Parent and each of its Subsidiaries hold all material Permits to be obtained or necessary for the conduct of their respective businesses, including the manufacture, license and sale of their respective products and services. Parent and its Subsidiaries are in compliance in all material respects with the terms of all such Permits, and all such Permits are in full force and effect, except where such suspension or cancellation would not be reasonably expected to constitute a Parent Material Adverse Effect.
          (c) No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the Transactions, except for violations, breaches, defaults, losses or accelerations that would not reasonably be expected to result in a Parent Material Adverse Effect.
     Section 4.9 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement/Prospectus will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and, subject to Section 5.15, the stockholders of Parent and at the time of the Company Stockholders Meeting and, subject to Section 5.15, the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The information contained in the Registration Statement and the Proxy Statement/Prospectus relating to Parent and Merger Sub and the Parent Stockholders Meeting will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively.

     Section 4.10 Tax Matters.
          (a) Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects, except in each case where such failures to so prepare or file Tax Returns, or the failure of such filed Tax Returns to be complete and accurate, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes of Parent and its Subsidiaries due and owing have been timely paid (whether or not shown to be due on such Tax Returns), except (i) with respect to matters contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP and (ii) where such failure to so pay or remit, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
          (b) The most recent financial statements contained in the Filed Parent SEC Documents reflect reserves in accordance with GAAP for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.
          (c) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the preceding two taxable years.
          (d) As of the date of this Agreement, no audit or other administrative or court proceedings are pending or, to the Knowledge of Parent, threatened in writing by any Governmental Authority with respect to Taxes of Parent or any of its Subsidiaries.
          (e) Parent and its Subsidiaries have withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and, to the extent due and payable, have paid such amounts to the appropriate taxing authority, except for such Taxes as to which the failure to pay or withhold would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          (f) As of the date hereof, none of Parent or any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger, if effected as contemplated by Section 5.17, from qualifying as a “reorganization” described in Section 368(a) of the Code.
     Section 4.11 Employee Benefits and Labor Matters.
          (a) For purposes of this Section 4.11 “Parent Benefit Plans” means all “employee benefit plans” (as defined in Section 3(3) of ERISA, and without regard to whether ERISA applies thereto), and (ii) all other employee benefit plans, agreements, policies or arrangements, including employment, consulting or other compensation agreements, collective bargaining agreements and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, retention or change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case to which Parent or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of Parent or any of its Subsidiaries or any current or former consultants to Parent or any of its Subsidiaries.
          (b) No event has occurred with respect to any Parent Benefit Plan that constitutes or would reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.12 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:
          (a) (i) each of Parent and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (ii) to the Knowledge of Parent, there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or threatened against or affecting Parent or any of its Subsidiaries or any real property currently or, to the Knowledge of Parent, formerly owned, operated or leased by Parent or its Subsidiaries; (iii) neither Parent nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (iv) to the Knowledge of Parent, no facts, circumstances or conditions exist with respect to Parent or any of its Subsidiaries or any property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries or any property to or at which Parent or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be likely to result in Parent and its Subsidiaries incurring Environmental Liabilities individually in the excess of $50,000 or in the aggregate in excess of $250,000.
          (b) (i) Parent has obtained and currently maintains all Environmental Permits necessary under Environmental Laws for their operations as conducted on the date of this Agreement, (ii) there is no investigation known to Parent, nor any action pending or, to the Knowledge of Parent, threatened against or affecting Parent or any real property owned, operated or leased by Parent to revoke such Environmental Permits, and (iii) Parent has not received any written notice from any Governmental Authority to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by Parent.
     Section 4.13 Contracts.
          (a) For purposes of this Agreement, a “Parent Material Contract” shall mean any Contract required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act. Except as set forth as an exhibit to the Parent SEC Documents, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Parent Material Contract.
          (b) Each Parent Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity

Exception, except to the extent that (i) it has previously expired in accordance with its terms or (ii) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
          (c) Neither Parent nor any of its Subsidiaries is in material default under any Parent Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by Parent or its Subsidiaries party thereto. To the Knowledge of Parent, no other party to any Parent Material Contract is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder. Neither Parent nor any of its Subsidiaries has received any written notice of termination or cancellation under any Parent Material Contract or received any notice of breach or default under any Parent Material Contract which breach has not been cured.
     Section 4.14 Title to Properties. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect:
          (a) Parent and its Subsidiaries (i) have good, valid and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of Parent included in the Filed Parent SEC Documents as being owned by Parent or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to Parent’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Parent SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of Parent included in the Filed Parent SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by Parent’s management to be conducted, and (ii) have good and valid leasehold interests (subject to customary subordination provisions) in all real property leased or subleased by them which are, individually or in the aggregate, material to Parent’s business or financial condition on a consolidated basis.
          (b) The tangible assets which are reflected on the most recent consolidated balance sheet of Parent included in the Filed Parent SEC Documents as being owned by Parent or one of its Subsidiaries (or acquired after the date of this Agreement) are in good operating condition and repair (except for normal wear and tear and those defects that are not material) and have been maintained in accordance with reasonable commercial practices
     Section 4.15 Intellectual Property. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

          (a) Parent and its Subsidiaries own, or are validly licensed or otherwise have the valid right to use, all Intellectual Property and other intellectual property rights and computer programs that are material to the conduct of the business of Parent and its Subsidiaries taken as a whole.
          (b) No claims are pending or, to the Knowledge of Parent, threatened that Parent or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, nor, to the Knowledge of Parent, are there any facts which could give rise to any claim of infringement, unauthorized use, misappropriation or violation of any Intellectual Property used or owned by any Person against Parent or its Subsidiaries. The conduct of the business of Parent and its Subsidiaries, as currently conducted, does not infringe, violate or misappropriate any Intellectual Property of any Person, other than the rights of any Person under any Patents, and, to the knowledge of Parent, the operation of Parent’s business as now conducted does not infringe any Patents of any Person.
     Section 4.16 Ownership and Operations of Merger Sub. Parent owns beneficially and indirectly of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in engaging in a merger transaction with the Company, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
     Section 4.17 Debt Financing.
          (a) Parent has delivered to the Company a true and complete copy of (i) an executed commitment letter (together with all annexes thereto) and fee letter (with confidential fee terms redacted), each dated the date hereof, from Wells Fargo Foothill, LLC and Wells Fargo Securities, LLC (the “Lenders”), to Parent (collectively, the “Commitment Letter”) to provide, subject to the terms and conditions therein, the amounts set forth therein (the “Debt Financing”).
          (b) As of the date hereof:
          (i) the Commitment Letter has not been amended or modified, and the commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect;
          (ii) Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid as of the date hereof;
          (iii) the Commitment Letter, in the form so delivered to the Company on the date hereof, is in full force and effect and constitutes a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Lenders for so long as it remains in full force and effect;
          (iv) other than as set forth in or contemplated by the Commitment Letter, there are no (A) conditions precedent, “flex” provisions, contingencies or other substantive provisions (other than provisions related solely to fees) related to the funding of the full amount of the Debt Financing, or (B) agreements, side letters, arrangements or understandings that might (1) impair the validity of the Commitment Letter, (2) reduce the aggregate amount of the Debt Financing, (3) delay or prevent the Closing or (4) modify the terms of the Debt Financing in a manner adverse to Parent;
          (v) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, the Lender under any term or condition of the Commitment Letter; and
          (vi) assuming the accuracy of the Company’s representations and warranties contained herein, and the making of the Company Cash Deposit as provided in Section 2.2(a), neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent or Merger Sub on the date of the Closing.
          (c) Assuming a Financing Election is not duly made in accordance with Section 5.15, the aggregate net proceeds of the Debt Financing contemplated by the Commitment Letter, will, when taken together with the Company Cash Deposit and Parent’s other financial resources, including cash on hand and the proceeds of loans under existing revolving credit facilities of Parent, provide Parent on the Closing Date with funds sufficient to enable Parent, Merger Sub and/or the Surviving Corporation to consummate the Merger upon the terms contemplated by this Agreement, to make all payments contemplated by this Agreement in connection with the Merger (including payment of all amounts payable under Article II of this Agreement in connection with or as a result of the Merger) and to pay all fees and expenses associated therewith.
     Section 4.18 Ownership of Company Common Stock. None of Parent or any of Parent’s “Associates” or “Affiliates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of Parent or any of Parent’s “Associates” or “Affiliates” directly or indirectly has “owned” beneficially or otherwise, any of the outstanding Company Common Stock or Series B Preferred Stock, as those terms are defined in Section 203 of the DGCL, other than solely as the result of (a) those certain Voting Agreements dated as of August 10, 2008 among Parent, the Company and certain directors, officers, and stockholders of the Company, and (b) the Company Voting Agreements.
     Section 4.19 Management Arrangements. As of the date hereof, except as previously disclosed to the Company’s Board of Directors, there are no material Contracts, formal or informal arrangements or other understandings (whether or not binding) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any director, officer or 5% or greater stockholder of the Company, on the other hand, relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including as to any investments to be made in, or contributions to be made to, Parent or Merger Sub), or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.
     Section 4.20 Brokers and Other Advisors. Parent is responsible for, and shall pay, the fees of any broker, investment banker, financial advisor or other Person entitled to any broker’s,

finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
     Section 4.21 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Parent hereby acknowledges and agrees that the Company and its Representatives have not made or are not making any other express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person. Notwithstanding the foregoing, nothing in this Section 4.21 or this Agreement shall prevent Parent from relying on the representations and warranties of the Company set forth in Article III of this Agreement.
ARTICLE V.
COVENANTS AND AGREEMENTS
     Section 5.1 Preparation of the Proxy Statement/Prospectus.
          (a) As promptly as practicable following the date of this Agreement, Parent and the Company shall jointly prepare and file with the SEC the Proxy Statement/Prospectus and a registration statement on Form S-4 (as amended and supplemented from time to time the “Registration Statement”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement/Prospectus and Registration Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement/Prospectus and Registration Statement. Prior to the effective date of the Registration Statement, Parent will take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as Parent may reasonably request in connection with any such action. Parent and the Company shall each use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Registration Statement and/or the Proxy Statement/Prospectus, to cause the Registration Statement to become effective as promptly as practicable and to remain effective through the Effective Time and, following the effectiveness of the Registration Statement, to cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company and (subject to Section 5.15) to the stockholders of Parent, in each case as provided in Section 5.5(c). Each of Parent and the Company will use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with applicable Law.
          (b) All filings by the Company with the SEC in connection with the transactions contemplated hereby and all mailings to the Company’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and comment by Parent. All filings by Parent with the SEC in connection with the transactions contemplated hereby, including the Registration Statement, and all mailings to Parent’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and comment by the Company. Each of Parent and the Company shall (i) as promptly as practicable notify the other of (A) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement/Prospectus or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (B) any request by the SEC for any amendment or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information with respect thereto and (ii) supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Merger and of all orders of the SEC relating to the Registration Statement. If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any financing materials contemplated by Section 5.15 or Section 5.16, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (including any assumptions underlying forward-looking information), then the party which discovers such information shall promptly notify the other parties and prepare, disseminate and file, as applicable, an appropriate amendment or supplement describing such information.
     Section 5.2 Conduct of Business.
          (a) Except as expressly required by this Agreement, as set forth on Section 5.2(a) of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing (which agreement will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts, under the circumstances, to maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it. Without limiting the generality of the foregoing, except as expressly required by this Agreement, as set forth on Section 5.2(a) of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent (which consent will not be unreasonably withheld or delayed):
          (i) (A) authorize for issuance or issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of Options and the vesting of RSUs, in each case that are outstanding on the date of this Agreement and in accordance with the terms thereof on the date of this Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than regular semi-annual dividends in cash or in kind on the Series B Preferred Stock at the rate of $25 per share per annum); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under any provision of the Company Stock Plans or any agreement evidencing any outstanding Option, RSU or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement, and except that the Company shall take such action as are necessary to comply with Section 2.3 hereof;
          (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money (or enter into a “keep well” or similar agreement), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries or incur any indebtedness precluded under and as defined in the Commitment Letter, or, to the extent not more restrictive than the Commitment Letter, precluded under and as defined in any other similar document contemplated by Section 5.15, other than borrowings among the Company and one or more direct or indirect wholly-owned Subsidiaries of the Company in the ordinary course of business consistent with past practice;
          (iii) sell, transfer, lease, license, mortgage, encumber, abandon or otherwise dispose of or voluntarily permit to become subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its material properties or assets (including securities of Subsidiaries) to any Person, except (A) sales and non-exclusive licenses of products and services to customers in the ordinary course of business consistent with past practice, (B) dispositions of excess equipment or obsolete or worthless assets or sales of properties or assets (excluding securities of Subsidiaries) in an amount not in excess of $100,000 in the aggregate;
          (iv) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division;

          (v) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;
          (vi) other than in the ordinary course of business consistent with past practice, enter into, terminate or amend (other than immaterial amendments) any Company Material Contract;
          (vii) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, or enter into or make any loans or advances to directors, officers or employees (other than advances in the ordinary course of business consistent with past practice) other than (i) as required pursuant to applicable Law or the terms of any employment agreement or Company Plan existing as of the date of this Agreement, (ii) increases in salaries, wages and benefits of employees (but not officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice and (iii) taking any such actions in connection with the hiring and termination of employees (other than officers, as such term is used in Rule 16a-1(f) of the Exchange Act) in the ordinary course of business consistent with past practice;
          (viii) make any changes (other than immaterial changes made in the ordinary course of business consistent with past practice) in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by GAAP, the SEC, the Internal Revenue Service or applicable Law (including published Tax guidance) or such changes in practices as may be made in connection with the Company’s efforts to enhance its and its Subsidiaries’ internal controls over financial reporting;
          (ix) amend the Company Charter Documents or the Subsidiary Documents;
          (x) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;
          (xi) waive, release, assign, settle or compromise any action, investigation, proceeding or litigation instituted, commenced, pending or threatened against the Company or any of its Subsidiaries, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages by the Company and its

Subsidiaries not in excess of $100,000 in the aggregate and that do not impose equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries; enter into any license with respect to Company Intellectual Property unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practices;
          (xii) permit any material item of Company Intellectual Property to become abandoned, cancelled, invalidated or dedicated to the public;
          (xiii) make capital expenditures in any fiscal quarter in excess of $100,000; or
          (xiv) agree, in writing or otherwise, to take any of the foregoing actions or, subject to Section 5.3, take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.
          (b) Except as expressly required by this Agreement, as set forth on Section 5.2(b) of the Parent Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Company otherwise agrees in writing (which agreement will not be unreasonably withheld or delayed), Parent shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts, under the circumstances, to maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it. Without limiting the generality of the foregoing, except as expressly required or contemplated by this Agreement (including in Section 5.5, Section 5.14 and Section 5.15 hereof), as set forth on Section 5.2(b) of the Parent Disclosure Schedule, or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior consent of the Company (which consent will not be unreasonably withheld or delayed):
          (i) authorize for issuance or issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that, in the ordinary course of its business, Parent may grant options, warrants or other rights under the Parent Stock Plans or issue shares of Parent Common Stock upon the exercise of options, warrants or other rights that are outstanding on the date of this Agreement to acquire Parent Common Stock in accordance with the terms thereof.

          (ii) (A) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, other than any such redemption, purchase or acquisition made both in the ordinary course of business and pursuant to agreements or arrangements in effect on the date of this Agreement; (B) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such; (C) split, combine, subdivide or reclassify any shares of its capital stock;
          (iii) acquire, or agree to acquire by merging or consolidating with, any business or corporation, partnership or other business organization or division thereof, other than in connection with any internal restructurings involving only Parent and its Subsidiaries;
          (iv) adopt or propose to adopt any amendments to its charter documents; or
          (v) agree, in writing or otherwise, to take any of the foregoing actions or take any action, which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.
          (c) Any party seeking to obtain consent from the other party to take action under Section 5.2(a) or Section 5.2(b), as applicable, shall send a written notice by electronic or facsimile transmission from its general counsel to such other party’s general counsel, with a copy to the other party’s chief financial officer, describing the action for which the consent is sought, and the party receiving such notice shall have three (3) business days following its receipt of such notice in which to respond in writing to the requesting party, either consenting or denying such request as provided herein; provided however, that if the party receiving such notice shall fail to so respond to such written request by the close of business on such third (3rd) business day, then, for purposes of this Section 5.2, proper consent to the taking of such action shall be deemed to have been given and such action may be taken in compliance with the terms hereof.
     Section 5.3 No Solicitation by the Company; Etc.
          (a) The Company and its Subsidiaries shall cease and terminate, and shall instruct their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) to cease and cause to be terminated, any discussions or negotiations with any Person with respect to a Takeover Proposal. Subject to the terms of Section 5.3(b), the Company and its Subsidiaries shall not, and the Company shall not knowingly authorize or permit its Representatives to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information or providing assistance) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover

Proposal, (ii) participate in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise cooperate with or assist, any third party regarding any Takeover Proposal, (iii) approve, endorse or recommend any Takeover Proposal or (iv) enter into any letter of intent or agreement related to any Takeover Proposal. The Company shall use commercially reasonable efforts to enforce, and shall not waive or amend, each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent); provided, however, that the Company may waive any standstill or similar agreement and permit a proposal to be made if the Board of Directors (or a committee thereof) determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duty under applicable Law. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof.
          (b) Notwithstanding anything to contrary set forth in this Section 5.3 or elsewhere in this Agreement, at all times during the period commencing as of the date hereof and continuing until the Company’s receipt of the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and provided the Company first enters into an Acceptable Confidentiality Agreement, the Board of Directors (or a committee thereof) of the Company may, directly or indirectly through one or more Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to such Acceptable Confidentiality Agreement to any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, financing sources, agents, representatives and advisors) that has made or delivered to the Company a bona fide written Takeover Proposal after the date hereof that was not initiated, solicited, facilitated or encouraged in breach of Section 5.3(a) and may cause the Company to enter into an Acceptable Confidentiality Agreement with such Person, provided that the Board of Directors (or a committee thereof) of the Company shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties to its stockholders under applicable Law.
          (c) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent (i) no later than 24 hours after receipt by an officer or director of the Company, if any proposal, offer, inquiry or other contact is initially received by, any information is initially requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall notify Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly (within 24 hours) keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations, and (ii) no later than the date hereof of each proposal, offer, inquiry or other contact in respect of a Takeover Proposal received by an officer or director of the Company (other than from Parent) since September 30, 2009, indicating the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any such proposal, offer, inquiry or other contact (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request).
          (d) Except as expressly permitted by this Section 5.3(d), neither the Board of Directors of the Company nor any committee thereof shall
          (i) (A) qualify, withdraw or modify, in a manner adverse to Parent, or propose publicly to qualify, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”); or
          (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(b)) (each, a “Company Acquisition Agreement”).
Notwithstanding the foregoing or any other provision of this Agreement, prior to the time that the Company Stockholder Approval has been obtained (but in no event after obtaining the Company Stockholder Approval) (x) the Board of Directors of the Company (or committee thereof) may make an Adverse Recommendation Change if the Board of Directors (or committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company’s stockholders under the applicable Law, and, with respect to any recommendation of a Takeover Proposal, the Board (or committee thereof) determines in good faith that such Takeover Proposal constitutes a Superior Proposal, and (y) if the Company receives a Takeover Proposal that was not initiated, solicited, facilitated or encouraged in violation of this Agreement and that the Board of Directors (or committee thereof) determines in good faith constitutes a Superior Proposal, the Board of Directors (or committee thereof) may, in response to such Superior Proposal after the expiration of the five business day period described below, cause the Company to enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Company Termination Fee required pursuant to Section 7.3, but in any event only after the fifth business day following Parent’s receipt of written notice (the “Notice”) from the Company advising Parent that the Board of Directors of the Company (or any committee thereof) is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept, attaching the most current version of such agreement to such Notice and including the other information required by Section 5.3(c) (which information shall be updated on a current basis)), and only if at the end of such five business day period, after taking into account any revised terms as may have been proposed by Parent in writing (and not withdrawn) since its receipt of such Notice, the Board of Directors of the Company (or committee thereof) has again in good faith made the determination referred to above in this clause (y).
          (e) For purposes of this Agreement:
          “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s consolidated revenues on a consolidated basis for the then preceding four completed and publicly reported calendar quarters are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of the Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.
          “Superior Proposal” means a written Takeover Proposal made by a third party and not initiated, solicited, facilitated or encouraged in violation of this Agreement, which is on terms and conditions which the Board of Directors of the Company (or committee thereof) determines in its good faith judgment (after consultation with the Financial Advisor or another financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view (taking into account all terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and financial terms, and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal, based upon, among other things, the availability of financing and the expectation of obtaining required approvals) than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing (and not withdrawn), except that the reference to “20%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.
          (f) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after receiving the advice of outside counsel, that failure to so disclose such position would be inconsistent with applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii) of this Agreement.

     Section 5.4 Further Action; Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences. To the extent permitted by Law, Parent shall have the right to direct all matters relating to compliance with Competition Laws in connection with any Transaction.
          (b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c), in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party under any Competition Laws challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections.
          (c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to, and the Company shall not, without Parent’s prior written consent, propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s ability to retain, the Company or any businesses, product lines or assets of the Company, or

(ii) Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries (any such event, a “Burdensome Condition”).
          (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.
          (e) Neither the Company, Parent or Merger Sub shall take any action that would result in any state takeover statute or similar Law becoming applicable to any of the Transactions. If any state takeover statute or similar Law becomes applicable to any of the Transactions, Parent, Merger Sub and the Company shall use reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.
     Section 5.5 Stockholders Meetings.
          (a) Subject to Section 5.5(c), the Company shall establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(d), the Company shall, through its Board of Directors, make the Company Board Recommendation and include such recommendation in the Proxy Statement/Prospectus. The Company will (i) use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (ii) subject to Section 5.3(d), take all other reasonable action necessary to secure the Company Stockholder Approval. Except to the extent required by Law, the Company shall not (A) change the date specified in the Proxy Statement/Prospectus for the Company Stockholders Meeting, or (B) postpone, delay or adjourn the Company Stockholders Meeting, except, in each case, after consultation with Parent, to the extent necessary to ensure that any amendment or supplement to the Proxy Statement/Prospectus required by applicable Law (or contemplated by Section 5.15) is provided to the stockholders of the Company sufficiently in advance of the Company Stockholders Meeting or if there are an insufficient number of shares of Company Common Stock represented in person or by proxy at the Company Stockholders Meeting to constitute a quorum or adopt this Agreement or, if the Parent Stockholders Meeting is adjourned in accordance with Section 5.5(b), in order to comply with Section 5.5(c), in which case the Company may adjourn the Company Stockholders Meeting and use its commercially reasonable efforts to obtain a quorum and/or the Company Stockholder Approval as promptly as practicable in the prevailing circumstances.
          (b) Subject to Section 5.5(c) and Section 5.15, Parent shall establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholders Meeting”) solely for the purposes of considering and voting upon (i) the issuance of Parent Common Stock in the Merger (the “Issuance Proposal”), (ii) the amendment of the Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock to a number to be reasonably determined by Parent which shall be no less than the number sufficient to consummate the Transactions (the “Charter Amendment Proposal”), and (iii) at Parent’s discretion, to increase the number of shares authorized for grant under the Parent Stock Plans (the “Plan Amendment Proposal”). The Board of Directors of Parent shall recommend approval of the Issuance Proposal and the Charter Amendment Proposal by the stockholders of Parent and include such recommendation in the Proxy Statement/Prospectus. Neither the Board of Directors of Parent nor any committee thereof shall qualify, withdraw or modify, in a manner adverse to the Company, or propose publicly to qualify, withdraw or modify, in a manner adverse to Company, the Parent Board Recommendation other than a withdrawal of the Parent Board Recommendation in connection with the cancellation of the Parent Stockholders Meeting as contemplated by Section 5.15 or as otherwise required by Law. Subject to the foregoing, Parent will use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of, and take all other reasonable action necessary to secure, the Parent Stockholder Approval. Except to the extent required by Law, Parent shall not (A) change the date specified in the Proxy Statement/Prospectus for the Parent Stockholders Meeting, or (B) postpone, delay or adjourn the Parent Stockholders Meeting, except, in each case, after consultation with the Company, to the extent necessary to ensure that any amendment or supplement to the Proxy Statement/Prospectus required by applicable Law is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders Meeting or if there are an insufficient number of shares of Parent Common Stock represented in person or by proxy at the Parent Stockholders Meeting to constitute a quorum or adopt this Agreement or, if the Company Stockholders Meeting is adjourned in accordance with Section 5.5(a), in order to comply with Section 5.5(c), in which case the Company may adjourn the Parent Stockholders Meeting and use its commercially reasonable efforts to obtain a quorum and/or the Parent Stockholder Approval as promptly as practicable in the prevailing circumstances. Notwithstanding the foregoing, if Parent has duly made a Financing Election pursuant to Section 5.15, Parent may nevertheless establish a record date for, duly call, and give notice to its stockholders of a Parent Stockholders Meeting solely for the purposes of considering and voting upon the Charter Amendment Proposal and the Plan Amendment Proposal.
          (c) The parties will consult with one another to coordinate record, mailing and meeting dates for the Company Stockholders Meeting and (subject to Section 5.15) the Parent Stockholders Meeting, and will use their reasonable best efforts to cause the Company Stockholders Meeting and (subject to Section 5.15) the Parent Stockholders Meeting to be held, as soon as practicable following the date upon which the Registration Statement becomes effective. Unless the Company and Parent mutually agree, (i) neither the Company nor Parent shall distribute the Proxy Statement/Prospectus to its stockholders until the net proceeds of the Debt Financing or the Financing are deposited in escrow or released to Parent as required by Section 5.14 or 5.15, as the case may be, (ii) the parties shall not establish record, mailing or meeting dates prior to the Financing Election Deadline, and (iii) the Parent Stockholders Meeting and the Company Stockholders Meeting shall be held on the same date. Notwithstanding clauses (ii) and (iii) of this Section 5.5(c), if (A) the Company has received a proposal, offer, inquiry or other contact, or any information is requested from the Company, or any discussions or negotiations are sought to be initiated or continued with the Company, in each case in respect of any Takeover Proposal, and (B) Parent notifies the Company pursuant to the last two sentences of Section 5.15(a) that it has either completed or terminated its efforts to secure the Financing, the parties shall promptly and within three (3) business days thereof, establish record, mailing and meeting dates, which dates should be as soon as reasonably feasible thereafter.

     Section 5.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter and prior to the Effective Time, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law (including, without limitation, as permitted by Section 5.3(f)) or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) or (ii) for press releases or announcements to be issued with respect to actions taken by the Company or its Board of Directors as permitted by and in accordance with Section 5.3.
     Section 5.7 Access to Information; Confidentiality.
          (a) Subject to applicable Laws relating to the exchange of information (including applicable Competition Laws) and the Confidentiality Agreement, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives reasonable access after providing reasonable prior written notice, during normal business hours to all of such party’s and its Subsidiaries’ properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other Representatives and shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to the other party (i) a copy of each report, schedule and other document (A) filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws or (B) filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as such other party may reasonably request; provided, however, that nothing in this Agreement shall require any party or any of its Subsidiaries to provide access to any item that contains confidential information that such party is obligated to any third party to maintain the confidentiality of.
          (b) Except for disclosures permitted by the terms of the Confidentiality Agreement dated as of September 17, 2009 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each party and its Representatives shall hold information received from the other party and its Subsidiaries pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect following execution (or termination) of this Agreement, provided that, solely with respect to communications relating to the Merger, this Agreement and the Transactions made in compliance therewith, this Section 5.7 hereof shall supersede any conflicting provision of the Confidentiality Agreement.
          (c) No investigation by the Company or Parent or their respective representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect such Person’s rights under Articles I, VI and VII of this Agreement.
     Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be untrue such that the conditions set forth in Section 6.2(a) or 6.3(a) would not be satisfied and (iv) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 6.2(b) or 6.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (x) be considered an admission that any representation or warranty is untrue for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.8 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.
     Section 5.9 Indemnification and Insurance.
          (a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation) indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by (A) the Company Charter Documents as in effect on the date of this Agreement, (B) any applicable contract as in effect on the date of this Agreement and (C) applicable Law; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee’s criminal conduct or fraud.
          (b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company’s directors’ and officers’ insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of

300% of the annual premium currently paid by the Company for such insurance, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, the Surviving Corporation may fulfill its obligation to provide insurance under this Section 5.9(b) by obtaining a prepaid “tail” policy of at least the same coverage and amounts containing terms and condition which are, in the aggregate, no less favorable to the insured than the existing policy, and maintaining such “tail” policy in full force and effect for a period of at least six (6) years.
          (c) The Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9. The provisions of this Section 5.9 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.
          (d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 5.9.
     Section 5.10 Securityholder Litigation. The Company shall give Parent prompt written notice of, and the opportunity to participate in, the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).
     Section 5.11 Fees and Expenses. Whether or not the Merger is consummated, and except as otherwise contemplated under Section 7.3 of the Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses; provided, however, that the Company and Parent shall share equally (a) the filing fee of Parent’s pre-merger notification report under the HSR Act and all fees and expenses incurred by Parent or the Company in seeking approvals under all other applicable Competition Laws, and (b) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Form S-4 Registration Statement and the Proxy Statement/Prospectus, including any amendments or supplements thereto.
     Section 5.12 Employee Benefits.
          (a) Without limiting the provisions of Section 5.12(d) hereof, for a period of time of at least one year following the Closing Date, Parent shall, or shall cause its Affiliates to, provide each employee who continues employment with the Surviving Corporation (a “Continuing Employee”) with combined aggregate pay (which shall include rates of base salary or wages and annual bonus opportunities) and employee benefits comparable to the pay and benefits provided to similarly situated employees of Parent or its Affiliates, provided that for such purposes of this covenant, stock options and other equity awards shall be disregarded.

          (b) Continuing Employees shall also be provided credit for all service with the Company and its Subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such Continuing Employees, under (i) all employee benefit plans, programs, policies and fringe benefits (other than stock option and other equity award programs) arrangements to be provided to such employees for purposes of eligibility and vesting, (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave, except, in each case, as would result in a duplication of benefits. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, and without regard to whether ERISA applies thereto) in which Continuing Employees participate following the Effective Time, Parent or its Subsidiaries shall cause there to be waived any pre-existing condition limitations. In addition, to the extent permissible under the terms of such plan, if the effective time at which a Continuing Employee participates in any such plan falls within an annual period of coverage under such plan, each Continuing Employee shall be given credit for covered expenses paid by that Continuing Employee and his or her dependents under comparable Company plans during the applicable coverage period through such effective time toward satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that plan of the Surviving Corporation and its Subsidiaries.
          (c) Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment, severance or retention agreement (including the establishment and funding of any related rabbi trust) listed in Section 3.11(a) of the Company Disclosure Schedule.
          (d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.12 shall impede or limit Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law.
          (e) The Company and its ERISA Affiliates, as applicable, shall not terminate any plan intended to include a Code Section 401(k) arrangement (collectively, the “401(k) Plans”) unless Parent provides written notice to the Company that one or more of the 401(k) Plans should be terminated effective no later than the last day of the payroll period immediately preceding the Closing Date. If Parent provides such written notice to the Company, no later than seven (7) business days prior to the Closing Date, the Company shall provide to Parent (i) copies of duly adopted resolutions by the Company’s Board of Directors authorizing the termination of such 401(k) Plans and (ii) with respect to each 401(k) Plan, an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of termination. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Parent.
          (f) The provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Section 5.12 and nothing herein shall be construed as an amendment to any Company Plan for any purpose.
     Section 5.13 NASDAQ Listing. Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued pursuant to Article II to be approved for listing upon the Effective Time on Nasdaq, subject to official notice of issuance.
     Section 5.14 Debt Financing.
          (a) Until such time as Parent duly makes a Financing Election in accordance with Section 5.15, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things commercially necessary, proper or advisable to maintain in effect the Commitment Letter.
          (b) From and after the earlier of (i) the date Parent delivers notice to the Company pursuant to the last two sentences of Section 5.15(a), or (ii) the Financing Election Deadline if Parent does not deliver such a notice and does not duly make a Financing Election under Section 5.15 below, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things commercially necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Commitment Letter, including commercially reasonable efforts to (A) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing, (B) enter into definitive agreements with respect to the Debt Financing on terms and conditions (including the “flex” provisions) contained in, or consistent in all material respects with, the Commitment Letter, and (C) consummate the Debt Financing at or prior to the Closing. In addition, Parent shall ensure that the net proceeds of the Debt Financing have been deposited into escrow, or otherwise released to Parent, in accordance with the terms of the definitive agreements relating to the Debt Financing, or will be deposited into escrow, or otherwise released to Parent, in accordance with the terms of the definitive agreements relating to the Debt Financing, by no later than the earlier of January 8, 2010 or the date upon which the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and, if deposited into escrow, the terms of the definitive agreements with respect to the Debt Financing do not impose any material conditions on the release of such net proceeds from escrow other than the consummation of the Merger as provided in this Agreement and the conditions set forth in the Commitment Letter. Parent shall (1) keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing, (2) give the Company prompt notice (x) of any material breach by any Lender under the Commitment Letter or any definitive agreements relating thereto of which Parent or Merger Sub becomes aware, (y) if and when Parent or Merger Sub becomes aware that any portion of the Debt Financing contemplated by the Commitment Letter is not available to consummate the Transactions, and (z) of any termination of the Commitment Letter, and (3) provide to the Company copies of executed copies of the definitive agreements relating thereto (with confidential fee terms redacted). In the event that all conditions to the Debt Financing have been or, upon funding will be, satisfied, Parent shall use its commercially reasonable efforts (which may include, in Parent’s discretion after consultation with the Company, the pursuit of any claim or action for specific performance of the terms of the Debt Financing) to cause the Lenders and any other lenders involved therein to fund on the Closing Date the Debt Financing required to consummate the Merger and related Transactions.

     Section 5.15 Financing Election. Anything in this Agreement to the contrary notwithstanding:
          (a) Until December 18, 2009 or such later date as may be mutually agreed to in writing by Parent and the Company (the “Financing Election Deadline”), Parent may engage in efforts to arrange and obtain alternative debt (including high yield debt) financing or (subject to Section 5.2(b)(i) above) equity financing for purposes of enabling Parent to elect to make the Financing Election as provided below in this Section 5.15 and adjust the Common Stock Merger Consideration as provided in Section 2.1(c)(ii), in each case in such amounts as Parent may determine (subject to Section 5.15(c)). In the event Parent determines to attempt to arrange alternative financing in accordance with the preceding sentence, Parent shall promptly disclose to the Company its intention to obtain such alternative financing, shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the alternative financing and of the terms thereof and shall deliver to the Company final drafts of any commitment or engagement letter with respect to such alternative financing. At any time prior to making the Financing Election, Parent may, and, upon Parent’s determination made at any time prior to the Financing Election Deadline that it will not make a Financing Election, Parent will, give the Company written notice of its determination to proceed with the Debt Financing and to discontinue its efforts to arrange for alternative financing and, pursuant to Section 5.6, Parent and the Company shall make appropriate public disclosure of such determination. If Parent gives the Company written notice as provided in the previous sentence, the remaining provisions of Section 5.15 shall no longer apply.
          (b) On or prior to the Financing Election Deadline, Parent may elect to reduce the Base Exchange Ratio (the “Financing Election”) by delivering to the Company a notice (the “Election Notice”) of such election and otherwise complying with the provisions of this Section 5.15. Parent may make the Financing Election and deliver an Election Notice on only one occasion. The Election Notice shall be in writing and shall:
          (i) State that Parent irrevocably and unconditionally elects to reduce the Base Exchange Ratio as provided in Section 2.1(c)(ii);
          (ii) Confirm that the representations set forth in Section 5.15(e) are true and correct in all respects as of the date of such Election Notice;
          (iii) Set forth (A) the amount of net proceeds to be provided by the Financing, (B) the Adjusted Exchange Ratio and the Adjusted Common Stock Cash Consideration, and (C) the total number of shares of Parent Common Stock to be issued and the total amount of cash to be paid in respect of the Company Common Stock and Series B Preferred Stock in the Merger;
          (iv) Be accompanied by copies of fully executed definitive agreements (with confidential fee terms redacted) (the “Financing Agreements”) pursuant to which the investors, purchasers, lenders party or escrow agents thereto agree to provide or have provided to Parent, subject to the terms and conditions thereof, the amounts set forth therein (the “Financing”), and either agree to deposit or have deposited such amounts into escrow for release upon the consummation of such Financing or agree to pay or have paid such amounts directly to Parent upon the consummation of such Financing; and
          (v) Confirm that the net proceeds of such Financing, assuming satisfaction of the condition set forth in Section 6.2(e), will, when taken together with the available cash of the Company and Parent’s other financial resources, including cash on hand and the proceeds of loans under existing revolving credit facilities of Parent, provide Parent on the Closing Date with funds sufficient to enable Parent, Merger Sub and/or the Surviving Corporation to consummate the Merger upon the terms contemplated by this Agreement, to make all payments contemplated by this Agreement in connection with the Merger (including payment of all amounts payable under Article II of this Agreement in connection with or as a result of the Merger) and to pay all fees and expenses associated therewith.
          (c) Notwithstanding Section 5.15(b), Parent shall not be permitted to make the Financing Election (i) if the Financing Election and the Financing would reasonably be expected to result in a Parent Material Adverse Effect, or (ii) if, after giving effect to the Adjusted Exchange Ratio and including any equity securities required to be issued in connection with the Financing, the approval of Parent’s stockholders would be required under the rules of the NASDAQ Stock Market in order to permit Parent to consummate the Merger and the Financing.
          (d) Upon Parent’s delivery of the Election Notice:
          (i) the Common Stock Merger Consideration shall automatically be adjusted as provided in Section 2.1(c)(ii);
          (ii) Parent shall take all necessary steps to eliminate the Issuance Proposal as a proposal to be voted on at, or otherwise cancel, the Parent Stockholders Meeting;
          (iii) the Company shall take all necessary steps, including by issuing a press release and/or filing a Current Report on Form 8-K with the SEC, to publicly disclose to its stockholders the Financing Election and the adjustments to the Common Stock Merger Consideration resulting therefrom;
          (iv) Parent shall take all necessary steps, including by issuing a press release and/or filing a Current Report on Form 8-K with the SEC, to publicly disclose to its stockholders the Financing Election and the adjustments to the Common Stock Merger Consideration resulting therefrom and the elimination of the Issuance Proposal as a proposal to be voted on at, or the cancellation of, the Parent Stockholders Meeting; and
          (v) Parent and the Company begin to prepare, and shall seek to file with the SEC within ten (10) days following the delivery of the Election Notice, a revised Proxy Statement/Prospectus, which shall include such information with respect to the Financing and the adjusted Common Stock Merger Consideration, including if appropriate pro forma financial information, as shall be necessary to comply with the requirements of the Securities Act and Exchange Act.

          (e) Upon the making of the Financing Election, Parent shall be deemed to represent and warrant to the Company (which representations and warranties shall be representations and warranties of Parent for all purposes hereof as if included in Article IV hereof) that, as of such date:
          (i) The Financing Election complies with the conditions of this Section 5.15;
          (ii) The Financing Agreements have not been amended or modified, in any respect;
          (iii) Parent has fully paid any and all commitment fees or other fees for which Parent is responsible under the Financing Agreements;
          (iv) The Financing Agreements, in the form so delivered to the Company pursuant to Section 5.15(b), are in full force and effect and constitute legal, valid and binding obligations of Parent and, to the knowledge of Parent, the lenders, purchasers, investors or escrow agents party thereto for so long as they remain in full force and effect;
          (v) The terms of the Financing will not (i) disproportionately adversely affect the stockholders of the Company as compared to the stockholders of Parent, (ii) delay the Closing beyond the Outside Date or otherwise prevent the Closing, or (iii) result in a Parent Material Adverse Effect (after giving effect to the Merger and other Transactions);
          (vi) Other than as set forth in or contemplated by the Financing Agreements, there are no (i) conditions precedent, “flex” provisions, contingencies or other substantive provisions (other than provisions related solely to fees) related to the funding of the full amount of the Financing, or (ii) agreements, side letters, arrangements or understandings that might (A) materially impair the validity of the Financing Agreements, (B) reduce the aggregate amount of the Financing, (C) delay or prevent the Closing or (D) modify the terms of the Financing in a manner materially adverse to Parent;
          (vii) All or a portion of the net proceeds of such Financing, in an amount sufficient to satisfy the requirement of Section 5.15(e)(viii) below, (A) have been deposited into escrow, or otherwise released to Parent, in accordance with the terms of the Financing Agreements, or (B) will be deposited into escrow, or otherwise released to Parent, in accordance with the terms of the Financing Agreements, by no later than the earlier of January 8, 2010 or the date upon which the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, and, if deposited into escrow, the terms of such Financing Agreements do not impose any material conditions on the release of such net proceeds from escrow other than the consummation of the Merger as provided pursuant to this Agreement;

          (viii) Parent will, upon the deposit of the net proceeds of such Financing into escrow, or the release of the net proceeds of such Financing to Parent, in accordance with the terms of the Financing Agreements, terminate the Commitment Letter;
          (ix) Assuming satisfaction of the condition set forth in Section 6.2(e), the aggregate net proceeds of the Financing contemplated by the Financing Agreements will, in the aggregate, when taken together with the available cash of the Company and Parent’s other financial resources, including cash on hand and the proceeds of loans under existing revolving credit facilities of Parent, provide Parent on the Closing Date with funds sufficient to enable Parent, Merger Sub and/or the Surviving Corporation to consummate the Merger upon the terms contemplated by this Agreement, to make all payments contemplated by this Agreement in connection with the Merger (including payment of all amounts payable under Article II of this Agreement in connection with or as a result of the Merger) and to pay all fees and expenses associated therewith;
          (x) No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Agreements; and
          (xi) Assuming the accuracy of the Company’s representations and warranties contained herein, and the making of the Company Cash Deposit as provided in Section 2.2(a), neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing.
          (f) If the Financing Election shall become effective:
          (i) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing contemplated by the Financing Agreements, including commercially reasonable efforts to (A) maintain in effect the Financing Agreements, (B) satisfy on a timely basis all conditions applicable to Parent and Merger Sub, if applicable, to releasing the net proceeds from the Financing from escrow, and (C) consummate the Financing at or prior to the Closing;
          (ii) Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Financing Agreements without the prior written consent of the Company; provided, however, that Parent and Merger Sub may replace and/or amend the Financing Agreements without the consent of the Company so long as the provisions of this Section 5.15 (other than provisions relating to the Financing Election Deadline, but including the conditions of Sections 5.15(b) and 5.15(d)) continue to be satisfied after giving effect to such amendment, alteration, waiver or agreement; and
          (iii) Parent shall give the Company prompt notice (A) of any material breach by any party of the Financing Agreements of which Parent or Merger Sub becomes aware, (B) if and when Parent or Merger Sub becomes aware that any portion of the Financing contemplated by the Financing Agreements is not available to consummate the Transactions, and (C) of any termination of the Financing Agreements.
     Section 5.16 Cooperation by the Company. The Company shall provide, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to provide on a timely basis, such reasonable assistance and cooperation in connection with the closing of the Debt Financing contemplated by the Commitment Letter (including all items described in the Commitment Letter relating to the Company and to be provided by or on behalf of the Company) or the Financing contemplated by Section 5.15, as applicable, as may be reasonably requested by Parent, provided, however, that no such requested cooperation may unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Such cooperation shall include (a) making senior management of the Company reasonably available for customary lender, purchaser or investor meetings and “roadshow” presentations and cooperating with potential financing sources in performing their due diligence, (b) providing due diligence materials to potential financing sources in connection with any such financing, (c) furnishing all financial statements and financial and other information that are reasonably required in connection with any such financing, (d) assisting Parent and its financing sources in the preparation of, and executing, if applicable, an offering document and definitive transaction documents for any such financing, and materials for rating agency presentations, (e) cooperating with the marketing efforts of Parent and its financing sources in connection with any such financing, (f) providing such other documents as may be reasonably requested by Parent in connection therewith or as required or contemplated by such financing documents, including any (i) comfort letters of the Company’s public accountants (and consents to include their reports in any registration statement or information or offering memoranda), (ii) solvency certificates, (iii) projections or budgets reasonably required in connection with such financing, or (iv) confirmation as to the public or non-public nature of information so provided, (g) facilitating the pledge of collateral (including the release of any Liens on the assets of the Company and its Subsidiaries) to secure any such financing at and after the Closing, (h) cooperating in the syndication of the Debt Financing and assisting the Lenders in forming a syndicate acceptable to them, and (i) providing such other cooperation of the Company and its Subsidiaries as is specified in the Commitment Letter; provided, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with any such financing prior to the Closing.
     Section 5.17 Section 368(a) Reorganization. If the Financing Election is not duly made in accordance with Section 5.15 above, each of Parent and the Company shall use its commercially reasonable efforts to cause the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, including, in the case of Parent, by taking the actions provided in Section 5.20 below.
     Section 5.18 Actions With Respect to Intellectual Property. Within ten (10) business days after the date hereof, the Company will deliver to Parent a list of actions that are required to be taken by the Company or any of its Subsidiaries within ninety (90) days after the date hereof with respect to registered Company Intellectual Property that, if not taken will have a material adverse effect on any registered Company Intellectual Property or the prosecution of applications or registrations relating thereto, provided that any failure to provide such list pursuant to this Section 5.17 shall not be deemed to constitute a failure of the condition to the Merger set forth in Section 6.2(b).
     Section 5.19 Appointment of Parent Director. If (a) the Financing Election is not duly made in accordance with Section 5.15 above, then, effective as of the Effective Time, Parent shall increase the size of its Board of Directors by one member, and cause to be appointed to its Board of Directors a current director of the Company designated by the Company and acceptable to Parent and (b) the Financing Election is duly made in accordance with Section 5.15 above, then, effective as of the Effective Time, Parent may, in its discretion, increase the size of its Board of Directors by one member, and cause to be appointed to its Board of Directors a current director of the Company designated by the Company and acceptable to Parent.
     Section 5.20 Upstream Merger. If the Financing Election is not duly made in accordance with Section 5.15 above, Parent shall form a single member Delaware limited liability company (“Merger LLC”) and immediately after the Effective Time, shall cause the Surviving Corporation to merge with and into Merger LLC (the “Upstream Merger”). From and after the effectiveness of the Upstream Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity in the Upstream Merger (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation (including its rights and obligations under this Agreement) shall be deemed the rights and obligations of the Surviving Company. The Upstream Merger shall have the effects set forth in Sections 259-261 of the DGCL and Section 18-209(g) of the Delaware Limited Liability Company Act. Parent and Merger LLC shall take all reasonable steps and actions as shall be required to cause the Surviving Corporation and Merger LLC to consummate the Upstream Merger as set forth in this Section 5.20.
ARTICLE VI.
CONDITIONS PRECEDENT
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;
          (b) Parent Stockholder Approval. Unless the Financing Election is duly made in accordance with Section 5.15, the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Parent Charter Documents;
          (c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction located in the United States or in another jurisdiction outside the United

States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in material business activities (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;
          (d) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under any applicable Competition Laws shall have expired or been terminated and all other approvals or consents required of any other Governmental Authority for the consummation of the Merger shall have been obtained;
          (e) Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn; and
          (f) NASDAQ Listing. The shares of Parent Common Stock issuable pursuant to Article II shall have been approved for listing on Nasdaq, subject to official notice of issuance.
     Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.2, 3.3(a), 3.3(b) and 3.3(d) shall be true and correct in all respects (except, in the case of Section 3.2 for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company herein that are qualified as to “Company Material Adverse Effect” shall be true and correct in all respects both when made and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) all other representations and warranties of the Company set forth herein shall be true and correct in all respects both when made and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

          (d) No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any Restraint in effect, that would (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation in a manner that materially and adversely affects the value of the Company and its Subsidiaries taken as a whole, (iii) result in the imposition of a Burdensome Condition, or (iv) result in a Company Material Adverse Effect.
          (e) Minimum Unrestricted Cash; Company Cash Deposit. The sum of the aggregate amount of unrestricted cash held by the Company (including the Company Cash Deposit), plus the liquidation value of the immediately liquid cash equivalents held by the Company shall not be less than $160,000,000, and the Company shall have made the Company Cash Deposit as provided in Section 2.2(a).
          (f) Certain Payables. The Company shall have paid in full the accounts payable and accrued expenses set forth on Schedule 6.2(f) of the Company Disclosure Schedule in the amounts set forth thereon (totaling $10,000,000 in the aggregate), and shall have provided to Parent reasonable evidence of the same.
          (g) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.
     Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 4.2 and 4.3(a) shall be true and correct in all respects (except, in the case of Section 4.2 for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Parent and Merger Sub herein that are qualified as to “Parent Material Adverse Effect” shall be true and correct in all respects both when made and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct in all respects both when made and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect.
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

          (c) Officer’s Certificate. The Company shall have received a certificate, signed by a duly authorized representative of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b); and
          (d) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect.
     Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.
ARTICLE VII.
TERMINATION
     Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:
          (a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or
          (b) by either of the Company or Parent:
          (i) if the Merger shall not have been consummated on or before March 31, 2010 (as may be extended, the “Outside Date”), provided, however, that (A) the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final Restraint, (B) either party may extend the Outside Date to the six-month anniversary of the date hereof, and (C) the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;
          (ii) if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or
          (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof) upon a vote taken on this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to a party if the failure to obtain the Company Stockholder Approval was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

          (iv) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof) upon votes taken on the Issuance Proposal and the Charter Amendment Proposal; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to a party if the failure to obtain the Parent Stockholder Approval was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, further, that this Section 7.1(b)(iv) shall not be applicable if Parent duly makes the Financing Election in accordance with Section 5.15.
          (c) by Parent:
          (i) if the Company shall have breached or failed to perform in any material respect any of its material covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts prior to the Outside Date and within twenty (20) business days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c)(i) until the earlier to occur of the Outside Date or the expiration of a twenty (20) business day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, provided that the Company continues to exercise reasonable best efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(i) if such breach or inaccuracy by the Company is cured within such period);
          (ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(d) shall be in effect and shall have become final and nonappealable;
          (iii) if (x) the Company enters into a Company Acquisition Agreement or (y) the Board of Directors of the Company or any committee thereof prior to the receipt of the Company Stockholder Approval (A) shall have made an Adverse Recommendation Change or (B) shall not have rejected any bona fide publicly announced offer for a Takeover Proposal within ten (10) business days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its stockholders, which shall constitute a failure to reject such offer for a Takeover Proposal);
          (iv) if the Company breaches any material obligations under Section 5.3, or the Board of Directors of the Company or any committee thereof shall resolve to do so;
          (v) if a Company Material Adverse Effect shall occur and be continuing, provided that if such Company Material Adverse Effect is curable by the Company through the exercise of reasonable best efforts prior to the Outside Date and within twenty (20) business days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c)(v) until the earlier of the Outside Date or the expiration of a twenty (20) business day period after delivery of written notice from Parent to the Company of such Company Material Adverse Effect, provided that the Company continues to exercise reasonable best efforts to cure such Company Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(v) if such Company Material Adverse Effect is cured within such period); or
          (vi) if all of the conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied or waived or shall then be capable of being satisfied, but the Closing shall not have occurred on the Closing Date due to the existence of a Financing Failure, provided that prior thereto or concurrently therewith Parent shall have paid or caused to be paid the Parent Break Fee to the Company in accordance with Section 7.3 (and such termination of this Agreement by Parent shall not take effect unless and until the Parent Break Fee shall have been paid to the Company).
          (d) by the Company:
          (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a “Terminating Parent Breach”); provided, however, that, other than with respect to a breach of the provisions of Section 5.15(e)(vii) above, if such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of reasonable best efforts prior to the Outside Date and within twenty (20) business days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d)(i) until the earlier of the Outside Date or the expiration of a twenty (20) business day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, provided that Parent continues to exercise reasonable best efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d)(i) if such breach or inaccuracy by Parent is cured within such period); or
          (ii) at any time prior to the Company Stockholder Approval, if concurrently with such termination the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3(d); provided that prior thereto or concurrently therewith the Company shall have paid or caused to be paid the Company Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Company Termination Fee shall have been paid to Parent):
          (iii) if a Parent Material Adverse Effect shall occur and be continuing, provided that if such Parent Material Adverse Effect is curable by Parent through the exercise of reasonable best efforts prior to the Outside Date and within twenty (20) business days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d)(iii) until the earlier of the Outside Date or the expiration of a twenty (20) business day period after delivery of written notice from the Company to Parent of such Parent Material Adverse Effect, provided that Parent continues to exercise reasonable best efforts to cure such Parent Material Adverse Effect (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d)(iii) if such Parent Material Adverse Effect is cured within such period); or
          (iv) if all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived or shall then be capable of being satisfied, but the Closing shall not have occurred on the Closing Date due to the existence of a Financing Failure.
          (e) For purposes of this Agreement, a “Financing Failure” shall be deemed to exist if either:
          (i) a Financing Election has not been duly made in accordance with Section 5.15 above, and (A) Parent has complied with all of its obligations under Section 5.14, and (B) the Debt Financing is not available on the Closing Date on the terms and conditions contemplated in the Commitment Letter in an amount necessary to satisfy Parent’s obligations under Article II; or
          (ii) a Financing Election has been duly made in accordance with Section 5.15 above, and (A) Parent has complied with all of its obligations under Section 5.15, (B) the Financing is not available on the Closing Date on the terms and conditions contemplated in the Financing Agreements in an amount necessary to satisfy Parent’s obligations under Article II.
     Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no effect (other than the provisions of Sections 3.18, 5.7(b), 5.11, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability (whether in contract, tort or otherwise) on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) as provided in Section 7.3, and (ii) subject to Section 7.3(d), nothing in this Agreement shall relieve any party from liability for material breach of this Agreement.
     Section 7.3 Termination Fees.
          (a) In the event that (A) (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Stockholder Approval has not been held) or Section 7.1(b)(iii), (y) prior to such termination, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, Affiliates and Representatives (on behalf of Parent), shall have publicly announced (and shall not have withdrawn or abandoned) an intention (whether or not conditional) to make a Takeover Proposal (provided, that for purposes of this clause (a), any reference in the definition of Takeover Proposal to 20% shall be deemed a reference to 50%) or such Takeover Proposal has otherwise become publicly known, and (z) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated, or there is otherwise consummated a Takeover Proposal in the form of a tender offer, exchange offer or similar transaction, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii), or (C) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then in any such event under clause (A), (B) or (C) of this Section 7.3(a), the Company shall pay to Parent the Company Termination Fee in cash. Any payment required to be made pursuant to clause (A) of this Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Takeover Proposal; any payment required to be made pursuant to clause (B) of this Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to such section; and any payment required to be made pursuant to clause (C) of this Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
          (b) In the event that this Agreement is terminated by:
          (i) Parent pursuant to Section 7.1(c)(vi) or by the Company pursuant to Section 7.1(d)(iv), in each case as a result of a Financing Failure, then Parent shall pay to the Company the Parent Break Fee in cash, it being understood that in no event shall Parent to be required to pay the Parent Break Fee on more than one (1) occasion. If the Parent Break Fee becomes payable pursuant to this Section 7.3(b), it shall be paid no later than three (3) Business Days after the termination of this Agreement pursuant to Section 7.1(c)(vi) or Section 7.1(d)(iv), as the case may be, as provided herein;
          (ii) Parent or the Company pursuant to Section 7.1(b)(iv), then, provided that the Company Stockholder Approval shall have occurred, Parent shall pay to the Company the Parent Vote Down Fee in cash, it being understood that in no event shall Parent to be required to pay the Parent Vote Down Fee on more than one (1) occasion. If the Parent Vote Down Fee becomes payable pursuant to this Section 7.3(b), it shall be paid no later than three (3) Business Days after the termination of this Agreement pursuant to Section 7.1(b)(iv).
          (c) In the event that the Company shall fail to pay the Company Termination Fee when due, or Parent shall fail to pay the Parent Break Fee or Parent Vote Down Fee when due, as the case may be, such payment amount shall accrue interest for the period commencing on the date such payment amount became past due, at a rate equal to the prime lending rate from time to time during such period as published in the Wall Street Journal. In addition, if either party shall fail to pay such payment amount when due, such party shall also pay to such other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such payment amount. Each of the Company and Parent acknowledges that the payment amounts and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, neither the Company nor Parent would enter into this Agreement.

          (d) Notwithstanding anything to the contrary in this Agreement, including Section 8.6, in circumstances where payment of the Company Termination Fee, the Parent Break Fee or the Parent Vote Down Fee, as the case may be, is required hereunder, a party’s right to receive payment of such fee (and any interest and costs payable thereon) under this Section 7.3 shall be the sole and exclusive remedy of such party and its Affiliates against the other party or any of their respective former, current or future stockholders, directors, officers, employees, representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount the party making such payment and its related persons shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.
ARTICLE VIII.
MISCELLANEOUS
     Section 8.1 Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or Representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule or the Parent Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.9, 5.10, 5.11, 5.12, 5.19, 5.20, and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 3.18, 5.7(b), 5.11, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
     Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.
     Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent and/or Merger Sub may assign, in their sole discretion, any or all of their respective rights, interests and obligations under this Agreement to any Affiliate of Parent or to one or more financing sources for collateral purposes without the written consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.
     Section 8.5 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
     Section 8.6 Entire Agreement; No Third-Party Beneficiaries.
          (a) This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
          (b) This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, and the Confidentiality Agreement are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except (i) as set forth in or contemplated by the terms and provisions of Section 5.9 and Section 8.6(c), (ii) the holders of shares of the Company Common Stock, Series B Preferred Stock, Company Options and RSUs shall be third party beneficiaries of this Agreement for the purpose of pursuing claims for damages (including damages based on loss of the economic benefits of the transaction to the Company’s stockholders) in the event of a failure by Parent or Merger Sub to effect the Merger as required by this Agreement or a material breach by Parent or Merger Sub that contributed to a failure of any of the conditions to Closing from being satisfied, whether or not this Agreement has been validly terminated pursuant to Article VII, which right is hereby expressly acknowledged and agreed by the parties hereto, and (iii) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and Series B Preferred Stock and the holders of Company Options and RSUs to receive the consideration set forth in Article II. The rights granted pursuant to clause (ii) of this Section 8.6(b), including the power to settle, waive or abandon any such rights or related claims for damages, shall be subject to the limitations of Section 7.3, and shall only be enforceable on behalf of Company’s stockholders by the Company, in its sole and absolute discretion, as agent for its stockholders, it being understood and agreed that any and all interests in such claims shall attach to such shares of the Company Common Stock and Series B Preferred Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the sole and absolute discretion of the Company, be retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.
          (c) This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, and the Confidentiality Agreement are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except (i) as set forth in or contemplated by the terms and provisions of Section 5.9 or Section 8.6(b), (ii) the holders of shares of the Parent Common Stock shall be third party beneficiaries of this Agreement for the purpose of pursuing claims for damages (including damages based on loss of the economic benefits of the transaction to the Parent’s stockholders) in the event of a failure by the Company to effect the Merger as required by this Agreement or a material breach by the Company that contributed to a failure of any of the conditions to Closing from being satisfied, whether or not this Agreement has been validly terminated pursuant to Article VII, which right is hereby expressly acknowledged and agreed by the parties hereto. The rights granted pursuant to clause (ii) of this Section 8.6(c), including the power to settle, waive or abandon any such rights or related claims for damages, shall be subject to the limitations of Section 7.3, and shall only be enforceable on behalf of Parent’s stockholders by Parent, in its sole and absolute discretion, as agent for its stockholders, it being understood and agreed that any and all interests in such claims shall attach to such shares of Parent Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by Parent with respect to such claims (net of expenses incurred by Parent in connection therewith) may, in the sole and absolute discretion of Parent, be retained by Parent for the use and benefit of Parent on behalf of its stockholders in any manner Parent deems fit.
     Section 8.7 Governing Law. This Agreement, and all disputes, claims or controversies (whether in contract, tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement or the Transactions shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its rules of conflicts of laws.
     Section 8.8 Specific Enforcement. Except as specifically provided in Section 7.3 above, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, except as otherwise provided in Section 7.3, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, Parent and Merger Sub hereby agree not to raise any objections to (and irrevocably waives any defenses based on adequacy of any other remedy, at law or in equity, that might be asserted as a bar to) the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. The parties hereto further agree that (a) by seeking the remedies provided for in this Section 8.8, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.8 are not available or otherwise are not granted and (b) nothing set forth in this Section 8.8 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.8 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.8 or anything set forth in this Section 8.8 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
     Section 8.9 Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement or any of the Transactions shall be heard and determined in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
     Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

          If to Parent or Merger Sub, to:
JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260-3649
Attention: G. Michael Bridge
Facsimile: 480.308.3001
with copies (which shall not constitute notice) to:
DLA Piper LLP (US)
2525 East Camelback Road, Suite 1000
Phoenix, AZ 85016
Attn: Steven D. Pidgeon
Facsimile: 480.606.5524
          If to the Company, to:
i2 Technologies, Inc.
11701 Luna Road
Dallas, TX 75234
Attn: John Harvey
Facsimile: 469.357.6893
          with copies (which shall not constitute notice) to:
Munsch Hardt Kopf & Harr, P.C.
500 N. Akard Street, Suite 3800
Dallas, TX 75201-6659
Attn: A. Michael Hainsfurther
Facsimile: 214.978.4356
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
     Section 8.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

     Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
     Section 8.13 Definitions.
          (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:
          “Acceptable Confidentiality Agreement” shall mean an agreement that is executed, delivered and effective after the execution, delivery and effectiveness of this Agreement and that (i) contains provisions that (A) require any counter-party thereto (and any of its representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential, (B) are no less favorable in any material respect to the Company, and no less restrictive with respect to the conduct of such counter-party (and any of its representatives named therein) than the terms of the Confidentiality Agreement (including with respect to standstill provisions), and (C) expressly permit the Company to provide to Parent the information required to be so provided pursuant to Section 5.3 on the terms set forth in Section 5.3, and (ii) does not include any provision calling for an exclusive right to negotiate with the Company.
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
          “business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Texas are authorized or required by Law to be closed.
          “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Company Material Adverse Effect” means any change, event, occurrence or state of facts that (i) has a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) prevents, or materially hinders the Company from consummating the Merger or any of the other transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Company Material Adverse Effect:

     (1) any change, event, occurrence or state of facts relating to the global, U.S. or regional economy; financial, credit or capital markets (including changes in interest or currency exchange rates and any suspension in trading in securities generally); political conditions in general; or the industry in which the Company operates, including changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants;
     (2) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions, including shareholder litigation or disruption or loss of customer business or supplier or employee relationships that is directly related to or directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions;
     (3) any changes or effects arising out of or resulting from actions taken or the failure to take actions by the Company or its Subsidiaries with Parent’s express written consent or in accordance with express written request or instructions of Parent or as otherwise expressly required to be taken by the Company or its Subsidiaries pursuant to the terms of this Agreement;
     (4) in and of itself, any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that this clause (4) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a Company Material Adverse Effect);
     (5) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement;
     (6) changes in GAAP or applicable accounting requirements or principles (or the interpretation thereof) which occur or become effective after the date of this Agreement; and
     (7) any matters expressly set forth in the Company Disclosure and identified as potentially creating a Material Adverse Effect.
          “Company Option” means any Option issued under a Company Stock Plan.
          “Company Stock Plans” means the following plans of the Company, as amended: (i) the 1995 Stock Option/Stock Issuance Plan, (ii) the 2001 Non-Officer

Stock Option/Stock Issuance Plan and (iii) Aspect Development, Inc. 1992 Stock Option Plan.
          “Company Termination Fee” shall mean an amount in cash equal to $15,000,000.
          “Data Room” means the secure on-line data room (or workspace) maintained by the Financial Advisor on behalf of the Company, and to which designated personnel of Parent have been given access, at Intralinks and designated as the workspace for “Omega.”
          “GAAP” shall mean generally accepted accounting principles as applied in the United States.
          “Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization or (v) any official of any of the foregoing.
          “Governmental Investigation” means an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Intellectual Property” of any Person means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (v) all Software.
          “Knowledge” shall mean, (i) in the case of the Company or its Subsidiaries, the actual knowledge, after reasonable inquiry within the scope of their respective business responsibilities (which shall not require inquiry of persons other than the persons hereinafter named in this definition), of Michael J. Berry, John Harvey, Aditya Srivastava, Mark E. Trivette, Hiten D. Varia and Jackson L. Wilson, (ii) in the case of Parent or its Subsidiaries, the actual knowledge, after reasonable inquiry within the scope of their respective business responsibilities (which shall not require inquiry of persons other than the persons hereinafter named in this definition), of Hamish Brewer, Pete Hathaway, Michael Bridge, and David Alberty, and (iii) in the case of any other Person that is not an individual, with respect to any matter in question, the actual knowledge after due inquiry of such Person’s executive officers and all other officers and managers having responsibility relating to the applicable matter.
          “Options” means options, warrants and other rights to acquire shares of Company Common Stock.
          “Parent Break Fee” shall mean an amount in cash equal to $30,000,000.
          “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
          “Parent Common Stock Market Price” means the volume weighted average of the per share prices of Parent Common Stock on the NASDAQ Stock Market for the five (5) consecutive trading days ending two (2) days prior to the Effective Time.
          “Parent Material Adverse Effect” means any change, event, occurrence or state of facts that (i) has a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries taken as a whole or (ii) prevents or materially hinders the consummation of the Transactions or the ability of Parent or Merger Sub to fully perform their respective covenants and obligations hereunder; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Parent Material Adverse Effect:
     (1) any change, event, occurrence or state of facts relating to the global, U.S. or regional economy, financial, credit or capital markets (including changed in interest or currency exchange rates and any suspension in trading in securities generally), political conditions in general, or the industry in which the Parent operates, including changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes or developments have a disproportionate impact on the Parent and its Subsidiaries, taken as a whole, relative to other industry participants;

     (2) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions, including shareholder litigation or disruption or loss of customer business or supplier or employee relationships that is related to or directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions;
     (3) any changes or effects arising out of or resulting from actions taken or the failure to take actions by Parent or its Subsidiaries with the Company’s express written consent or in accordance with express written request or instructions of the Company or as otherwise expressly required to be taken by Parent or its Subsidiaries pursuant to the terms of this Agreement;
     (4) in and of itself, any change in Parent’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that this clause (4) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a Parent Material Adverse Effect);
     (5) any legal proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and
     (6) changes in GAAP or applicable accounting requirements or principles (or the interpretation thereof) which occur or become effective after the date of this Agreement
          “Parent Vote Down Fee” shall mean an amount in cash equal to $7,000,000.
          “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
          “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and, subject to Section 5.15, to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.
          “RSU” means any award, or portion thereof, of restricted stock or restricted stock units, whether vested or unvested, made under a Company Stock Plan with respect to which the shares of Company Common Stock subject thereto have not been issued (and are not outstanding) prior to the Effective Date.
          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.
          “Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
          “Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.
The following terms are defined on the page of this Agreement set forth after such term below:

Section
401(k) Plans	5.12(e)
Adjusted Common Stock Cash Consideration	2.1(c)(ii)
Adjusted Exchange Ratio	2.1(c)(ii)
Adverse Recommendation Change	5.3(d)
Agreement	Preamble
Balance Sheet Date	3.5(d)
Bankruptcy and Equity Exception	3.3(a)
Book-Entry Shares	2.2(b)
Certificates	2.1(d)
Certificate of Merger	1.3
Charter Amendment Proposal	5.5(b)
Closing	1.2
Closing Date	1.2
COBRA	3.11(j)
COI Test	6.2(g)
Common Stock Certificate	2.1(c)
Common Stock Cash Consideration	2.1(c)
Common Stock Merger Consideration	2.1(c)
Common Stock Cash Consideration	2.1(c)
Company	Preamble
Company Acquisition Agreement	5.3(d)
Company Board Recommendation	3.3(b)
Company Cash Deposit	2.2(a)

Section
Company Charter Documents	3.1(c)
Company Common Stock	2.1
Company Disclosure Schedule	Article III
Company Intellectual Property	3.15(a)
Company Material Contract	3.13(a)
Company Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company Rights	3.2(a)
Company Rights Agreement	3.2(a)
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.5(a)
Company Voting Agreements	Preamble
Competition Laws	3.4
Confidentiality Agreement	5.7(b)
Contract	3.3(c)
Continuing Employee	5.12(a)
D&O Insurance	5.9(b)
Data Laws	3.15(n)
Debt Financing	4.17(a)
Deposit Notice	2.2(a)
DGCL	1.1
Dissenting Shares	2.2(h)
DOJ	5.4(a)
Domestic Benefit Plan	3.11(a)
Effective Time	1.3
Election Notice	5.15(b)
Employees	3.11(a)
Environmental Laws	3.12(c)(i)
Environmental Liabilities	3.12(c)(ii)
Environmental Permits	3.12(b)
ERISA	3.11(a)
ERISA Affiliates	3.11(e)
Exchange Act	3.4
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio Reduction Number	2.1(c)(ii)
Fairness Opinion	3.17
Filed Company SEC Documents	3.5(d)
Filed Parent SEC Documents	4.5(d)
Financial Advisor	3.17
Financing	5.15(b)(iv)
Financing Agreements	5.15(b)(v)
Financing Election	5.15(b)
Financing Election Deadline	5.15(b)

Section
Foreign Antitrust Laws	3.4
Foreign Benefit Plan	3.11(a)
FTC	5.4(a)
Hazardous Materials	3.12(c)(iii)
Indemnitees	5.9(a)
Investor	4.6(a)
Issuance Proposal	5.5(b)
Laws	3.8(a)
Lenders	4.17
Liens	3.1(b)
Maximum Share Number	2.1(c)(ii)
Measurement Date	3.2(a)
Merger	Preamble
Merger Consideration	2.1(d)
Merger LLC	5.20
Merger Sub	Preamble
Merger Sub Charter Documents	4.1(c)
Moral Rights	3.15(o)
Notice	5.3(d)
Open Source License	3.15(d)
Open Source Software	3.15(d)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Benefit Plans	4.11(a)
Parent Board Recommendation	4.3(b)
Parent Charter Documents	4.1(c)
Parent Common Stock	2.1(c)
Parent Common Stock Market Price	2.2(i)
Parent Disclosure Schedule	Article IV
Parent Material Contract	4.13(a)
Parent SEC Documents	4.5(a)
Parent Stock Plans	4.2
Parent Stockholder Approval	4.3(a)
Parent Stockholders Meeting	5.5(b)
Parent Voting Agreement	Preamble
Permits	3.8(b)
Plan Amendment Proposal	5.5(b)
Policies	3.16
Preferred Stock Merger Consideration	2.1(d)
Proceeding	8.14
Registered Company Intellectual Property	3.15(a)
Registration Statement	5.1(a)
Release	3.12(c)(iv)
Representatives	5.3(a)
Restraints	6.1(b)

Section
SEC	2.3(d)
Securities Act	3.1(b)
Series A Preferred Stock	3.2(a)
Series B Preferred Stock	2.1
Series B Preferred Stock Certificate	2.1(d)
SOX	3.5(c)
Subsidiary Documents	3.1(c)
Superior Proposal	5.3(e)
Surviving Corporation	1.1
Surviving Company	5.20
Takeover Proposal	5.3(e)
Taxes	3.10(n)
Tax Returns	3.10(n)
Terminating Company Breach	7.1(c)(i)
Terminating Parent Breach	7.1(d)(i)
Upstream Merger	5.20
WARN	3.11(m)
Warrants	2.4(a)
     Section 8.14 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the Transactions (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.14.
     Section 8.15 Interpretation.
          (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          (c) For purposes of this Agreement, the Company shall be deemed to have “delivered,” “made available” or furnished any document or information if such document or information shall have been posted to the Data Room with notice delivered to Parent no less than one (1) Business Days prior to the execution of this Agreement and not subsequently removed.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

i2 TECHNOLOGIES, INC.
By:	/s/ Jackson L. Wilson, Jr.
Jackson L. Wilson, Jr.
Chief Executive Officer and President

JDA SOFTWARE GROUP, INC.
By:	/s/ Hamish N. Brewer
Hamish N. Brewer
President and Chief Executive Officer

ALPHA ACQUISITION CORP.
By:	/s/ Hamish N. Brewer
Hamish N. Brewer
President and Chief Executive Officer

SCHEDULE A
SIGNATORIES TO COMPANY VOTING AGREEMENTS
Jackson L. Wilson, Jr.
Stephen P. Bradley
Richard L. Clemmer
Lloyd G. Waterhouse
Michael J. Simmons
J. Coley Clark
Richard Hunter
Michael J. Berry
Hiten D. Varia
Aditya Srivastava
John Harvey
R2 Top Hat, Ltd.

SCHEDULE B
SIGNATORIES TO PARENT VOTING AGREEMENTS
Hamish N. Brewer
James D. Armstrong
G. Michael Gullard
Douglas G. Marlin
Jock Patton
Peter S. Hathaway
G. Michael Bridge
David Alberty

94